UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MACK-CALI REALTY CORPORATION

343 Thornall Street

Edison, New Jersey 08837-2206

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2014

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Mack-Cali Realty Corporation (the “Company”) will be held at the Hyatt Regency Jersey City on the Hudson, Harborside Financial Center, 2 Exchange Place, Jersey City, New Jersey 07302-3901 on Monday, May 12, 2014 at 2:00 p.m., local time, for the following purposes:

1.                                      To elect four persons to the Board of Directors of the Company, each to serve a three-year term and until their respective successors are elected and qualified.

2.                                      To consider and vote upon a proposal to amend the Company’s Charter to declassify the Board of Directors and adopt concurrent annual terms for all the members of the Board of Directors.

3.                                      To consider and vote, on an advisory basis, for the adoption of a resolution approving the compensation of our named executive officers, as such compensation is described under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

4.                                      To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as the Company’s independent registered public accountants for the ensuing year.

The attached Proxy Statement, which forms a part of this Notice of Annual Meeting of Stockholders and is incorporated herein by reference, includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All stockholders of record as of the close of business on April 3, 2014 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum. You may vote electronically through the internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors, Gary T. Wagner Interim Secretary

April     , 2014

Edison, New Jersey

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY’S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

MACK-CALI REALTY CORPORATION

343 Thornall Street

Edison, New Jersey 08837-2206

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders of Mack-Cali Realty Corporation, a Maryland corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Monday, May 12, 2014 at the Hyatt Regency Jersey City on the Hudson, Harborside Financial Center, 2 Exchange Place, Jersey City, New Jersey 07302-3901, local time, at 2:00 p.m., and any adjournment or postponement thereof.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy card are first being mailed to the Company’s stockholders on or about April     , 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2014.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and Our Annual Report to Stockholders are available at http://www.mack-cali.com/investors/company_filings/

Solicitation and Voting Procedures

Solicitation.  The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock, par value $.01 per share (the “Common Stock”). The Company intends to use the services of MacKenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, in soliciting proxies and, in such event, the Company expects to pay an amount not to exceed $10,000, plus out-of-pocket expenses, for such services. The Company may conduct further solicitation personally, telephonically, electronically or by facsimile through its officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

Householding of Proxy Materials.  In accordance with a notice sent previously to beneficial owners holding shares in street name (for example, through a bank, broker or other holder of record) who share a single address with other similar holders, only one Annual Report and Proxy Statement is being sent to that address unless contrary instructions were received from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. Any of such beneficial owners may discontinue householding by writing to the address or calling the telephone number provided for such purpose by their holder of record. Any such stockholder may also request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting the Company at (732) 590-1000 or by writing to Gary T. Wagner, Interim Secretary, Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837-2206. Other beneficial owners holding shares in street name may be able to initiate householding if their holder of record has chosen to offer such service, by following the instructions provided by the record holder.

Voting.  Stockholders of record may authorize the proxies named in the enclosed proxy card to vote their shares of Common Stock in the following manner:

•                  by mail, by marking the enclosed proxy card, signing and dating it, and returning it in the postage-paid envelope provided;

•                  by telephone, by dialing the toll-free telephone number indicated on the proxy card that you received in the mail with this proxy statement, within the United States or Canada, and following the instructions. Stockholders voting by telephone need not return the proxy card; and

•                  through the internet, by accessing the World Wide Web site indicated on the proxy card that you received in the mail with this proxy statement. Stockholders voting by the internet need not return the proxy card.

Revocability of Proxies.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised in the same manner in which it was given or by delivering to Gary T. Wagner, Interim Secretary, Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837-2206, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting Procedure.  The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on April 3, 2014 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were [             ] shares of Common Stock outstanding. Under Maryland law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this Proxy Statement.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If a properly executed and delivered proxy does not provide instructions, then the shares represented by that proxy will be voted FOR the election of each of the four nominees for director named below, FOR the amendment of our Charter to declassify our Board of Directors, FOR the advisory approval of executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it with you to the Annual Meeting in order to vote. Under New York Stock Exchange (the “NYSE”) Rules, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors, as set forth in Proposal No. 4, is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on Proposal No. 4 on behalf of beneficial owners who have not furnished a properly executed proxy card or delivered voting instructions to their broker at least ten days before the date of the Annual Meeting. In contrast, the election of directors as set forth in Proposal No. 1, the declassification of our Board of Directors as set forth in Proposal No. 2 and the advisory vote to approve executive compensation as set forth in Proposal No. 3 are considered non-discretionary items. This means that brokerage firms that have not received a properly executed proxy card or voting instructions from their clients may not vote on behalf of their clients with respect to Proposal Nos. 1, 2 and 3.

These so called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be included in the total of votes cast for the election of directors, the amendment of our Charter to declassify our Board of Directors or the advisory vote for approval of executive compensation. Abstentions will be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the matters covered by Proposal Nos. 1, 3 and 4. As described below in more detail in the section “Proposal No. 2 Amendment of Charter to Declassify our Board of Directors and Adopt Annual Concurrent Terms for Directors—Vote Required and Board of Directors’ Recommendation,” abstentions and broker non-votes will have the same effect as a vote “against” the matters covered by Proposal No. 2.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Unless otherwise indicated, the following table sets forth information as of December 31, 2013 with respect to each person or group who is known by the Company, in reliance on Schedules 13D and 13G reporting beneficial ownership and filed with the Securities and Exchange Commission (the “SEC”), to beneficially own more than 5% of the Company’s outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual or group listed with sole voting and/or investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(%)(1)
The Vanguard Group, Inc.(2)	10,315,228	11.7%
BlackRock Inc.(3)	7,971,283	9.1%
The Mack Group(4)	8,283,069	8.6%
Morgan Stanley(5)	7,475,367	8.5%
Cohen & Steers, Inc.(6)	6,939,094	7.9%
Vanguard Specialized Funds—Vanguard REIT Index Fund(7)	5,652,753	6.4%

(1)                                 Unless otherwise noted, the total number of shares outstanding used in calculating this percentage does not include 11,864,775 shares reserved for issuance upon redemption or conversion of outstanding units of limited partnership interest (“Units”) in Mack-Cali Realty, L.P., a Delaware limited partnership (the “Operating Partnership”) through which the Company conducts its real estate activities, or 4,514,298 shares reserved for issuance upon the exercise of stock options granted or reserved for possible grant to certain employees and directors of the Company, except in all cases where such Units or stock options are owned by the reporting person or group. This information is as of December 31, 2013.

(2)                                 Address: 100 Vanguard Blvd., Malvern, PA, 19355. Share information is furnished in reliance on the Schedule 13G/A dated February 12, 2014 of The Vanguard Group, Inc. (“Vanguard”) filed with the SEC, which represents holdings as of December 31, 2013. Based upon information included in the Schedule 13G/A filed by Vanguard, the Company believes that such shares are held for investment advisory clients of Vanguard. This number represents 10,315,228 shares beneficially owned by Vanguard, which includes (i) 165,975 shares for which Vanguard has sole voting power, (ii) 55,950 shares for which Vanguard has shared voting power, and (iii) 10,192,493 shares for which Vanguard has sole dispositive power.

(3)                                 Address: 40 East 52nd Street, New York, NY 10022. Share information is furnished in reliance on the Schedule 13G/A dated January 29, 2014 of Blackrock Inc. (“Blackrock”) filed with the SEC, which represents holdings as of December 31, 2013. This number represents 7,175,441 shares beneficially owned by Blackrock for which it has sole voting power and 7,971,283 shares for which it has  sole dispositive power.

(4)                                 Address: 343 Thornall Street, Edison, NJ 08837-2206. The Mack Group (which is not a legal entity) is composed of, among others, William L. Mack, the Chairman of the Board of Directors, David S. Mack, a director of the Company, Fredric Mack, a member of the Company’s Advisory Board, Earle I. Mack, a former director of the Company, their immediate family members and related trusts, and Mitchell E. Hersh, the President and Chief Executive Officer and a director of the Company. Share information is furnished in reliance on the Schedule 13G/A dated February 14, 2014 of the Mack Group filed with the SEC, which represents holdings as of January 14, 2014. This number represents shares for which the Mack Group has shared dispositive and voting power, and includes 7,393,262 common Units, redeemable for shares of Common Stock on a one-for-one basis (each such Unit being a “Reported Share”), and 5,000 vested stock options to purchase shares of Common Stock. Furthermore, William L. Mack, a member of the Mack Group, is a trustee of the William and Phyllis Mack Foundation, Inc., a charitable foundation that owns 100,000 Reported Shares. Earle I. Mack, a member of the Mack Group, is a trustee of the Earle I. Mack Foundation, Inc., a charitable foundation that owns 45,500 Reported Shares. Richard Mack and Stephen Mack, members of the Mack Group, are trustees of The Mack 2010 Family Trust II, a trust that owns 770,097 Reported Shares. David S. Mack, a member of the Mack Group, is a trustee of The David and Sondra Mack Foundation, a charitable foundation that owns 225,000 Reported Shares. In addition, Stephen Mack is a trustee of the Stephen Mack and Kelly Mack Family Foundation, a charitable foundation that owns 5,000 Reported Shares. William L. Mack, Richard Mack, David S. Mack and Stephen Mack, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each have specifically disclaimed beneficial ownership of any Reported Shares owned by such foundations.

(5)                                 Address: 1585 Broadway, New York, NY 10036. Share information is furnished in reliance on the Schedule 13G/A dated February 11, 2014 of Morgan Stanley filed with the SEC, which represents holdings as of December 31, 2013. This number represents 7,475,367 shares beneficially owned by Morgan Stanley’s wholly-owned subsidiary Morgan Stanley Investment Management Inc. (“MSIM”). The Company believes that the shares owned by Morgan Stanley are held for investment advisory clients and that Morgan Stanley disclaims beneficial ownership of those shares. The 7,475,367 shares owned by Morgan Stanley includes (i) 6,249,691 shares for which Morgan Stanley has sole voting power and 7,475,367 shares for which Morgan Stanley has sole dispositive power, and (ii) 6,249,691 shares for which MSIM has sole voting power, and 7,475,367 shares for which MSIM has sole dispositive power.

(6)                             Address: 280 Park Avenue, 10th Floor, New York, NY 10017. Share information is furnished in reliance on the Schedule 13G/A dated November 12, 2013 of Cohen & Steers, Inc. (“Cohen & Steers”) filed with the SEC, which represents holdings as of October 31, 2013. Based upon information included in the Schedule 13G/A filed by Cohen & Steers, the Company believes that such shares are held for investment advisory clients of Cohen & Steers, and pursuant to Rule 13d-4, Cohen & Steers disclaims beneficial ownership of those shares to the extent it does not have a pecuniary interest therein. This number represents shares beneficially owned by Cohen & Steers Capital Management, Inc. (“CSCM”) and Cohen & Steers UK Limited (“CSUK”), wholly owned subsidiaries of Cohen and Steers. The 6,939,094 shares owned by Cohen & Steers includes (i) 2,048,978 shares for which Cohen & Steers has sole voting power, (ii) 6,939,094 shares for which Cohen & Steers has sole dispositive power, (iii) 1,971,934 shares for which CSCM has sole voting power, (iv) 6,831,858 shares for which CSCM has sole dispositive power, (v) 77,044 shares for which CSUK has sole voting power, and (vi) 107,236 shares for which CSUK has sole dispositive power.

(7)                             Address: 100 Vanguard Blvd., Malvern, PA, 19355. Share information is furnished in reliance on the Schedule 13G/A dated February 4, 2014 of Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 (“Vanguard Fund”) filed with the SEC, which represents 5,652,753 shares beneficially owned by Vanguard Fund as of December 31, 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s articles of restatement (the “Charter”) divide the Company’s Board of Directors into three classes which shall be as nearly equal in number as possible, with the members of each such class serving staggered three-year terms. The Board of Directors presently consists of eleven members as follows: Class II directors, Nathan Gantcher, David S. Mack, William L. Mack and Alan G. Philibosian, whose terms expire in 2014; Class III directors, Mitchell E. Hersh, Alan S. Bernikow and Irvin D. Reid whose terms expire in 2015; and Class I directors, Kenneth M. Duberstein, Jonathan Litt, Vincent Tese and Roy J. Zuckerberg, whose terms expire in 2016.

Stockholders will elect four directors to serve as Class II directors at the Annual Meeting. The Class II directors who are elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2017 and until such directors’ respective successors are elected or appointed and qualify or until any such director’s earlier resignation or removal, regardless of whether the stockholders approve the declassification of the Board of Directors described in Proposal No. 2. The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has nominated Nathan Gantcher, David S. Mack, William L. Mack and Alan G. Philibosian for election as Class II directors at the Annual Meeting. In the event any nominee is unable or unwilling to serve as a Class II director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute, or the size of the Board of Directors may be further reduced in accordance with the bylaws of the Company. At the conclusion of the Annual Meeting, the Board of Directors will consist of eleven members with four Class I directors, four Class II directors and three Class III directors.

Nathan Gantcher, a Class II director nominee, has served as a member of the Board of Directors since 1999, as a member of the Audit Committee of the Board of Directors since 1999, and as a member of each of the Nominating and Corporate Governance Committee of the Board of Directors and the Executive Committee of the Board of Directors since 2000. Mr. Gantcher also served as a member of the board of directors of Liberty Acquisition Holdings Corp. from 2007 to December 2010, and as a member of its audit, compensation and governance, and nominating committees. Since October 2013, Mr. Gantcher has served as a member of the board of directors of Cambridge Capital Acquisition Corporation.  The foregoing directorships and committee memberships are the only public company or registered investment company directorships and committee memberships currently held by Mr. Gantcher or which Mr. Gantcher held at any time during the past five years. Since December 2013, Mr. Gantcher has served as an advisor to Lebanthal Holdings.  Mr. Gantcher has served as managing member of EXOP Capital LLC since 2005. Mr. Gantcher previously served as a member of the board of directors of Refco, Inc. from 2004 until 2006 and a member of the board of directors of Neuberger Berman, a NYSE listed company, and served as a member of its audit and compensation committees, from 2001 until 2003. Mr. Gantcher also served as the co-chairman, president and chief executive officer of Alpha Investment Management L.L.C. from 2001 until July 2004. Prior to joining Alpha Investment Management L.L.C., Mr. Gantcher was a private investor from 1999 to 2001. Mr. Gantcher served as vice chairman of CIBC Oppenheimer Corp. from 1997 to 1999. Prior to becoming vice chairman of CIBC Oppenheimer Corp., Mr. Gantcher served as co-chief executive officer and chief operating officer of Oppenheimer & Co., Inc. Mr. Gantcher currently serves as chairman of the board of trustees of Evermore Funds Trust and as chairman of its nominating and governance committee, and as a member of its audit and valuation committees. He previously served as chairman of the board of trustees of Tufts University and as a member of the Council of Foreign Relations and currently serves on the board of trustees of Montefiore Medical Center. Mr. Gantcher received his A.B. in economics and biology from Tufts University and his M.B.A. from the Columbia University Graduate School of Business. Based on Mr. Gantcher’s familiarity with the Company as a long-standing member of the Company’s Board of Directors, his experience as a director with several public companies and his investment banking, management and financial expertise, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Gantcher has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

David S. Mack, a Class II director nominee, has served as a member of the Board of Directors since 2004 and served as a member of the Company’s Advisory Board from 1997 to 2004. Mr. Mack is a senior partner and vice president of The Mack Company, a real estate development company headquartered in Fort Lee, New Jersey with an office in Arizona, where he has been employed since 1966 and where he pioneered the development of large, Class A office properties and helped to increase The Mack Company’s portfolio to approximately 20 million square feet. Mr. Mack serves as a member of the Board of Trustees of North Shore—Long Island Jewish Health System and the Pratt Institute. Mr. Mack also serves as a member and secretary of the Board of Trustees of Hofstra University, where he previously served as Vice Chairman. Mr. Mack also serves as Vice Chairman of the Board of Directors of MorseLife, Inc. and Morse Geriatric Center, Inc. and is the Building Committee Chairman. Additionally, Mr. Mack serves on the Board of Governors of the Palm Beach Country Club where he is a former President and is currently the Chairman of Admissions.  Mr. Mack also is a member of the Palm Beach Healthcare Foundation, Inc. Mr. Mack is a former deputy superintendent (colonel) of the New York State Police, having served for 14 years and currently donates his time as the First Assistant Commissioner of the Nassau County Police Department as well as the First Deputy Commissioner of the City of Long Beach, New York and Second Vice President of the Palm Beach Police Foundation. Mr. Mack previously served as a member of the Board of Directors and as Vice Chairman of the New York Metropolitan Transportation Authority and on the Board of Directors and as a Commissioner of the Port Authority of New York and New Jersey.  Mr. Mack received his B.A. degree in Business Administration from Hofstra University. Mr. Mack serves as a member of the Board of Directors pursuant to an agreement with the Company entered into at the time of the Company’s combination with The Mack Company in December 1997. See “Certain Relationships and Related Transactions—Mack Agreement.” Mr. Mack is the brother of William L. Mack. Based on Mr. Mack’s years of experience with The Mack Company and his extensive knowledge and expertise of commercial real estate markets and office REIT operations, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Mack has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

William L. Mack, a Class II director nominee, has served as a member of the Board of Directors since 1997 and as its Chairman since 2000. Mr. Mack also has served as Chairman of the Company’s Executive Committee of the Board of Directors since 1997. Prior to December 1997, Mr. Mack served as President and Senior Managing Partner of The Mack Company, where he pioneered the development of large, Class A office properties and helped to increase The Mack Company’s portfolio to approximately 20 million square feet. In addition, Mr. Mack is a founder and Chairman of Mack Real Estate Group. He also founded and was the former Chairman of AREA Property Partners (f/k/a Apollo Real Estate Advisors, L.P.) Mr. Mack currently serves as a member of the Board of Directors of Hudson’s Bay Company, a company listed on the Toronto stock exchange. He previously served as a Board Member of the Regional Advisory Board of JPMorgan Chase from 1995 to 2013, and as a member of the Board of Directors of the Retail Opportunity Investments Corporation from 2009 to 2010.  The foregoing directorships are the only public company or registered investment company directorships currently held by Mr. Mack or which Mr. Mack held at any time during the past five years. Mr. Mack also currently serves as a member of the Boards of Directors of Florida Community Bank (f/k/a: Premier American Bank, N.A.), a private national bank, and Bond Street Holdings, Inc. Previously, Mr. Mack served as a member of the Boards of Directors of City and Suburban Financial Corporation from 1988 to 2007, The Bear Stearns Companies Inc. from 1997 to 2004, Vail Resorts, Inc. from 1993 to 2004 and Wyndham International, Inc. from 1999 to 2005. Mr. Mack is a Vice Chairman of the North Shore—Long Island Jewish Health System, and Chairman of the Board for the Solomon R. Guggenheim Foundation. He is also Chair of the Board of Overseers of The Wharton School of Business and Finance at the University of Pennsylvania. Mr. Mack attended The Wharton School and has a B.S. degree in business administration, finance and real estate from New York University. Mr. Mack serves as a member of the Board of Directors pursuant to an agreement with the Company entered into at the time of the Company’s combination with The Mack Company in December 1997. See “Certain Relationships and Related Transactions—Mack Agreement.” Mr. Mack is the brother of David S. Mack. Based on Mr. Mack’s oversight of the Company’s growth and development since his appointment as Chairman of the Board in 2000, his years of experience with The Mack Company and his extensive knowledge and expertise of commercial real estate markets and office REIT operations through over forty (40) years of experience, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Mack has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Alan G. Philibosian, a Class II director nominee, has served as a member of the Board of Directors since 1997 and as a member of the Nominating and Corporate Governance Committee of the Board of Directors since 2000. In addition, Mr. Philibosian has served as a member of the Executive Compensation and Option Committee of the Board of Directors since 1997, and has served as the chairman of said Committee since 2004. Mr. Philibosian is an attorney practicing in Englewood, New Jersey, and since 1997 has had his own practice. Mr. Philibosian served as a commissioner of The Port Authority of New York and New Jersey from January 1995 through January 2003. While Commissioner, he served as chairman of the audit and construction committees and vice-chairman of the finance committee. Mr. Philibosian previously served on the board of directors of NorCrown Bank, Livingston, New Jersey, prior to its acquisition by Valley National

Bancorp of New Jersey in 2005. Mr. Philibosian graduated Phi Beta Kappa from Rutgers College, and received his J.D. degree from Boston College Law School and his LL.M. degree in taxation from New York University. Based on Mr. Philibosian’s familiarity with the Company as a long-standing member of the Company’s Board of Directors and his significant legal and financial background, and his experience as a director and his roles on various committees of the Board of Directors, together with his legal and financial background, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Philibosian has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote. Under the Company’s bylaws and Corporate Governance Principles, if, in any uncontested election of directors, a director nominee has a greater number of votes “withheld” from his or her election than votes cast “for” his or her election, such director nominee shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. A vote will be considered “withheld” from a director nominee if a stockholder withholds authority to vote for such director nominee in any proxy granted by such stockholder in accordance with instructions contained in the proxy statement or accompanying proxy card circulated for the meeting of stockholders at which the election of directors is to be held. See “Policies Relating to the Election of Directors.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

AMENDMENT OF CHARTER TO DECLASSIFY OUR BOARD OF DIRECTORS AND ADOPT ANNUAL CONCURRENT TERMS FOR DIRECTORS

The Company’s Charter divides the Company’s Board of Directors into three classes which shall be as nearly equal in number as possible, with the members of each such class serving staggered three-year terms. The Board of Directors presently consists of eleven members as follows: Class II directors, Nathan Gantcher, David S. Mack, William L. Mack and Alan G. Philibosian, whose terms expire in 2014; Class III directors, Mitchell E. Hersh, Alan S. Bernikow and Irvin D. Reid whose terms expire in 2015; and Class I directors, Kenneth M. Duberstein, Jonathan Litt, Vincent Tese and Roy J. Zuckerberg, whose terms expire in 2016.

The Board of Directors wishes to declassify the Board of Directors of the Company such that subsequent to such declassification, directors standing for election at each annual meeting of stockholders will be elected for a term expiring at the next annual meeting following their election, rather than the third-succeeding annual meeting and until their respective successors are elected and qualify.

Proponents of classified boards of directors believe that they help maintain continuity of experience and, as a result, may assist a company in long-term strategic planning. Additionally, supporters argue that a classified board may encourage a person seeking control of a company to initiate arm’s-length discussions with management and the board, who may be in a position to negotiate a higher price on more favorable terms for stockholders or to seek to prevent a takeover that the board believes is not in the best interests of stockholders.

Nevertheless, because classified board structures do not permit annual stockholder election of all directors, these structures have recently been subject to criticism from a corporate governance perspective. Opponents of classified structures believe that they limit the ability of stockholders to elect directors and exercise influence over a company and may discourage takeover proposals and proxy contests that could have the effect of increasing stockholder value. A non-classified board structure enables stockholders to hold all directors accountable on an annual basis, rather than over a three-year period. In light of these views, a number of corporations have determined that principles of good corporate governance dictate that all directors of a corporation should be elected annually.

In considering whether a proposal to declassify the Board of Directors was advisable, the Board of Directors determined that annual elections of directors will give the stockholders of the Company a greater opportunity to evaluate the performance of the Company’s directors by allowing them to vote on each director annually rather than once every three years.

In order to declassify the Company’s Board of Directors, Section 1 of Article V of the Charter, and Section 2 of Article III of the Company’s amended and restated bylaws, as further amended (the “Bylaws”), will need to be amended.  Amendments to the Charter need to be declared advisable by resolution duly adopted by the Board of Directors, and approved by the stockholders of the Company at an annual or special meeting by the affirmative vote of at least a majority of all votes entitled to be cast on the matter; and once approved by the stockholders such amendment will become effective upon filing with, and acceptance by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) of articles of amendment setting forth the amendment. The Board of Directors may amend the Bylaws without a vote of the stockholders. By resolutions adopted as of March 11, 2014, the Board of Directors declared advisable the Charter amendment attached hereto as Annex A (the “Charter Amendment”) which provides for declassification of our Board of Directors and adoption of annual concurrent terms for our directors, and directed that the Charter Amendment be submitted for consideration by our stockholders at the Annual Meeting.  By resolutions adopted on that same date, the Board of Directors adopted the amendment to the Bylaws attached hereto as Annex B (the “Bylaw Amendment”) which deletes from the Bylaws the provision relating to the classification of our Board of Directors and which will become effective if and when the Charter Amendment becomes effective.

If the Charter Amendment is approved by the stockholders of the Company by the requisite vote at the Annual Meeting, then following the Annual Meeting, articles of amendment setting forth the Charter Amendment will be filed with, and will become effective upon acceptance by, the SDAT, and upon the Charter Amendment becoming effective the Bylaws Amendment shall take effect.  If elected, the four (4) Class II directors standing for election at the Annual Meeting would have been elected for a term of office of three (3) years before the proposed Charter Amendment and proposed Bylaws Amendment become effective, and would thus continue to serve for their respective three-year terms and until their successors are elected and qualify.

Once the Charter Amendment becomes effective, the directors whose terms of office expire at annual meetings of stockholders subsequent to the Annual Meeting, and any successors to such directors, will be elected to hold office until the next annual meeting of stockholders following their election instead of the third-succeeding annual meeting and until their successors are elected and qualify so that:  (i) at the 2015 Annual Meeting the three (3) Class III directors whose term expires at the 2015 Annual Meeting, or their successors, will stand for election for a term that expires at the 2016 Annual Meeting; (ii) at the 2016 Annual Meeting the three (3) directors elected at the 2015 Annual Meeting, or their successors, as well as the four (4) Class I directors whose term expires at the 2016 Annual Meeting, or their successors, will stand for election for a term that expires at the 2017 Annual Meeting; and (iii) at the 2017 Annual Meeting, all directors will stand for election for a term that expires at the 2018 Annual Meeting, and upon such election at the 2017 Annual Meeting, the declassification of the Company’s Board of Directors will be completed and all directors thereafter will serve terms expiring upon the next annual meeting of the Company following their election and until their respective successors are elected and qualify.

If the Charter Amendment is not approved by the stockholders of the Company by the requisite vote at the Annual Meeting, the Company will continue to have a classified Board of Directors.  In addition, if stockholders approve the declassification of the Board of Directors at the Annual Meeting and the Charter Amendment and Bylaw Amendment become effective, the Board of Directors will retain the authority under certain provisions of Maryland law to which the Company is subject to reclassify the Board of Directors without stockholder approval.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the votes entitled to be cast by the stockholders on this proposal at the Annual Meeting is required for approval of this Proposal No. 2, meaning that the total votes cast for this proposal must represent over 50% of the outstanding Common Stock of the Company. For purposes of the vote on this Proposal No. 2, an abstention or a broker non-vote will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE CHARTER TO DECLASSIFY OUR BOARD OF DIRECTORS AND ADOPT ANNUAL CONCURRENT TERMS FOR DIRECTORS.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of April 1, 2014, including information with respect to the beneficial ownership of the Company’s Common Stock, for (i) the members of the Board of Directors, (ii) the executive officers of the Company and (iii) the directors and executive officers of the Company as a group:

Name and Position	Age	First Elected	Term Expires	Number of Shares(1)(2)		Percent of Shares Outstanding (%)(3)	Percent of Shares Outstanding calculated on a full-diluted basis)(%)(4)
William L. Mack, Chairman of the Board(5)(6)	74	1997	2014	2,475,048	(10)	2.72%	2.47%
Mitchell E. Hersh, President, Chief Executive Officer and Director(5)(6)	63	1997	2015	816,063	(11)	*	*
Anthony Krug, Chief Accounting Officer and Acting Chief Financial Officer	56	—	—	31,092		*	*
Alan S. Bernikow, Lead Independent Director(7)	73	2004	2015	27,434	(12)	*	*
Kenneth M. Duberstein, Director(8)	69	2005	2016	14,657	(13)	*	*
Nathan Gantcher, Director(5)(7)(9)	73	1999	2014	37,434	(14)	*	*
Jonathan Litt, Director	49	2014	2016	478,400	(15)	*	*
David S. Mack, Director(6)	72	2004	2014	2,001,181	(16)	2.21%	2.00%
Alan G. Philibosian, Director(8)(9)	60	1997	2014	21,534	(17)	*	*
Irvin D. Reid, Director(7)	73	1994	2015	22,934		*	*
Vincent Tese, Director(8)(9)	71	1997	2016	14,051		*	*
Roy J. Zuckerberg, Director(5)(7)	77	1999	2016	49,934		*	*
All directors and executive officers as a group (12 individuals)				5,989,762	(18)	6.43%	5.98%

*                                         Beneficial Ownership of less than 1.0% is omitted.

(1)                                 The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, common Units are redeemable into shares of Common Stock on a one-for-one basis.

(2)                                 Except as otherwise noted below, all shares of Common Stock, common Units, preferred Units (as converted into common Units), vested options and all restricted Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

(3)                                Assumes redemption or conversion of only the Units in the Operating Partnership beneficially owned by such owner into shares of Common Stock and the exercise of vested options and all restricted Common Stock held only by such owner.

(4)                                 Assumes redemption or conversion of all outstanding Units in the Operating Partnership into shares of Common Stock and the exercise of all vested options and all restricted Common Stock.

(5)                                 Member of the Executive Committee of the Board of Directors.

(6)                                 In connection with the Company’s combination with The Mack Company in December 1997, as more fully described under “Certain Relationships and Related Transactions—Mack Agreement,” William L. Mack, Mitchell E. Hersh and Earle I. Mack were appointed to the Board of Directors. Pursuant to the Mack Agreement, the Company has agreed, for as long as members of the Mack Group maintain at least the “Mack Significant Interest,” to nominate Messrs. Mack, Mack and Hersh (or their successors) for successive terms upon the expiration of each term. As of January 15, 2004, Earle I. Mack resigned from the Board of Directors and pursuant to the terms of the Mack Agreement, David S. Mack was designated as Earle I. Mack’s successor and appointed to the Board of Directors. The Company elected to nominate William L. Mack and David S. Mack, designees of the Mack Group, for election at the annual meeting of stockholders held on June 23, 2005 (the “2005 Annual Meeting”) and at the annual meeting of stockholders held on May 21, 2008 (the “2008 Annual Meeting”), and Messrs. Mack and Mack

were so elected at each of the 2005 Annual Meeting and the 2008 Annual Meeting. For the definition of “Mack Significant Interest,” see “Certain Relationships and Related Transactions—Mack Agreement.”

(7)                                 Member of the Audit Committee of the Board of Directors.

(8)                                 Member of the Executive Compensation and Option Committee of the Board of Directors.

(9)                                 Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(10)                          Includes 1,577,017 shares of Common Stock that may be issued upon the redemption of all of William L. Mack’s limited partnership interests in the Operating Partnership. Also includes 100,000 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by the William & Phyllis Mack Foundation, Inc., a charitable foundation of which Mr. Mack is a trustee, and 770,097 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by trusts that are members of a Section 13(d) group with Mr. Mack. Pursuant to Rule 13d-4 under the Exchange Act, Mr. Mack has specifically disclaimed beneficial ownership of the shares held by such foundation and trusts.

(11)                          Includes 121,424 shares of Common Stock that may be issued upon the redemption of all of Mitchell E. Hersh’s limited partnership interests in the Operating Partnership.

(12)                          Includes vested options to purchase 5,000 shares of Common Stock.

(13)                          Includes vested options to purchase 5,000 shares of Common Stock.

(14)                          Includes 2,500 shares of Common Stock held by a partnership and 2,500 shares of Common Stock held by a charitable foundation over which Mr. Gantcher possesses sole or shared dispositive or voting power. Mr. Gantcher disclaims beneficial ownership of the shares owned by such foundation.

(15)                          Includes 477,400 shares of Common Stock indirectly beneficially owned by Mr. Litt through Land & Buildings Capital Growth Fund, L.P. and Land & Buildings Investment Management, LLC, entities which he owns and controls, and 1,000 unvested shares of restricted Common Stock.  The amount reported excludes unvested options to purchase 5,000 shares of Common Stock.

(16)                          Includes 1,756,947 shares of Common Stock that may be issued upon the redemption of all of David S. Mack’s limited partnership interests in the Operating Partnership, 25,000 shares of Common Stock held by The David and Sondra Mack Foundation (the “Foundation”), of which Mr. Mack is a trustee, and 200,000 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by the Foundation. Pursuant to Rule 13d-4 under the Exchange Act, Mr. Mack has specifically disclaimed beneficial ownership of the shares of Common Stock and limited partnership interests owned by the Foundation.

(17)                          Includes 250 shares of Common Stock owned by Mr. Philibosian’s family of which Mr. Philibosian disclaims beneficial ownership.

(18)                          Includes all restricted Common Stock held by all twelve executive officers and directors, together with 3,455,389 shares of Common Stock that may be issued upon the redemption of all of the executive officers’ and directors’ limited partnership interests in the Operating Partnership. Also includes 1,070,097 shares of Common Stock that may be issued upon the conversion and/or redemption of all of the limited partnership interests in the Operating Partnership held by members of the directors’ and executive officers’ immediate families, trusts or charitable foundations of which they or their wives are trustees or entities over which they possess sole or shared dispositive or voting power. Also includes vested options to purchase 10,000 shares of Common Stock held by directors and executive officers.

Biographical information concerning the director nominees is set forth above under the caption “Proposal No. 1—Election of Directors.” Biographical information concerning the remaining directors and executive officers is set forth below.

Mitchell E. Hersh has served as a member of the Board of Directors and as a member of the Executive Committee of the Board of Directors since 1997. Mr. Hersh also has served as Chief Executive Officer of the Company since 1999 and as President of the Company since 2004. Mr. Hersh is responsible for the strategic direction and long-term planning for the Company. He is also responsible for creating and implementing the Company’s capital markets strategy and overall investment strategy. Additionally, Mr. Hersh serves as Chairman, President and Chief Executive Officer of The Gale Company, a subsidiary of the Company, as well as Chairman and Chief Executive Officer of Roseland Management Services, L.P., a subsidiary of the Company. Previously, Mr. Hersh held the position of President and Chief Operating Officer of the Company from 1997 to 1999. Prior to joining the Company, Mr. Hersh served as a partner of The Mack Company since 1982 and as chief operating officer of The Mack Company since 1990, where he was responsible for overseeing the development, operations, leasing and acquisitions of The Mack Company’s office and industrial portfolio. Mr. Hersh is a member of the New Jersey Real Estate Advisory Board and is a member of New Jersey Governor Chris Christie’s Economic Development and Growth Transition Subcommittee. Mr. Hersh formerly served on the board of governors of the National Association of Real Estate Investment Trusts (NAREIT) and currently serves on the board of directors of the New Jersey Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Hersh also serves on the Board of Trustees of Montclair State University and is a founding member of Baruch College Newman Real Estate Institute’s Real Estate Advisory Board. In addition, Mr. Hersh is a board member of the Commerce and Industry Association of New Jersey (CIANJ). In 2013, Mr. Hersh was named number two (2) on NJBIZ’s list of the 50 Most Influential People in New Jersey Real Estate, as well as number 25 on their list of the 100 Most Powerful People in New Jersey Business. In addition, in 2012, he was named as one of New Jersey’s real estate icons by Real Estate Forum Magazine. Mr. Hersh has a B.A. degree in architecture from Ohio University. Mr. Hersh serves as a member of the Board of Directors pursuant to an agreement with the Company entered into at the time of the Company’s combination with The Mack Company in December 1997. See “Certain Relationships and Related Transactions—Mack Agreement.” Based on Mr. Hersh’s oversight of the Company’s strategic direction and growth since his appointment as Chief Executive Officer in 1999, his extensive knowledge and expertise in the commercial real estate industry over a thirty (30) year period in general and office REITs in particular, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Hersh has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Anthony Krug has served as Chief Accounting Officer since October 2012 and Acting Chief Financial Officer since March 31, 2014. As Chief Accounting Officer, Mr. Krug oversees the Company’s corporate consolidation and financial accounting matters, as well as financial compliance, accounting integration of mergers and acquisitions, cash management, real estate tax assessments and the financial reporting requirements of the Company. As Chief Financial Officer, Mr. Krug is responsible for strategic financial planning and forecasting, financial accounting and reporting, capital markets activities, investor relations and information technology systems. Mr. Krug has been with the Company and its predecessor companies for over 25 years, serving as Senior Vice President, Finance for the Company from 2001 to 2012. Prior to 2001, Mr. Krug held positions with the Company and its predecessors including Vice President, Finance and Controller. Mr. Krug is a certified public accountant, and is a member of the American Institute of Certified Public Accountants (AICPA) and the New Jersey Society of Certified Public Accountants (NJSCPA). Mr. Krug holds a B.S. degree in business administration from Richard Stockton State College of New Jersey.

Alan S. Bernikow, has served as a member of the Board of Directors and as chairman of the Audit Committee of the Board of Directors since 2004 and was appointed as Lead Independent Director in March 2014. Previously, Mr. Bernikow served as the Deputy Chief Executive Officer at Deloitte & Touche LLP from 1998 to 2003, where he was responsible for assisting the firm on special projects such as firm mergers and acquisitions, partner affairs and litigation matters. Mr. Bernikow joined Touche Ross, the predecessor firm of Deloitte & Touche LLP, in 1977, prior to which Mr. Bernikow was the National Administrative Partner in Charge for the accounting firm of J.K. Lasser & Company. Mr. Bernikow is currently a member of the board of directors of Revlon, Inc. and Revlon Consumer Products Corporation and is chairman of the audit committee and compensation and stock plan committee of Revlon, Inc. Mr. Bernikow also currently serves as a member of the board of directors and the audit and nominating and corporate governance committees of the Destination XL Group, Inc., formerly the Casual Male Retail Group Inc. Mr. Bernikow is also a member of the board of directors of UBS Global Asset Management (US) Inc. (“UBS”) and currently serves as chairman of its audit committee, and has also served as a member of the boards of directors of investment funds managed by UBS, including Global High Income Dollar Fund Inc., Insured Municipal Income Fund Inc., Investment Grade Municipal Income Fund Inc., Managed High Yield Plus Fund Inc., and Strategic Global Income Fund, Inc. The foregoing directorships and committee memberships are the only public company or registered investment company directorships and committee memberships currently held by Mr. Bernikow or which Mr. Bernikow held at any time during the past five years. Mr. Bernikow is also a member of the Board of Directors of Florida Community Bank (f/k/a: Premier American Bank, N.A.), a private national bank, and is chairman of its audit committee and is a member of its compensation committee. Mr. Bernikow is also a member of the board of directors and chairman of the audit committee of the FOJP Service Corporation; a member of the board of directors of the United Jewish Appeal—Federation of Jewish Philanthropies of New York, Inc.; the former treasurer, a past member of the board of directors and former chairman of the audit committee of the Jewish Communal Fund; a member of the board of directors of Saint Vincent Catholic Medical Centers, where he also serves as a member of the governance and executive committees and as chairman of the audit committee; and past chairman and current member of the board of directors of The Heart Institute of Staten Island. Mr. Bernikow is also a past President of the Richmond County Country Club. Mr. Bernikow has a B.B.A. degree from Baruch College and is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants (NYSSCPA). Based on Mr. Bernikow’s significant financial and accounting background and thirty (30) years of experience in public accounting, his status as an audit committee financial expert, and his experience serving as a director and audit committee member of several public companies, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Bernikow has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Kenneth M. Duberstein has served as a member of the Board of Directors since 2005, when he was appointed to fill the seat vacated by Martin Gruss. In addition, Mr. Duberstein has served as a member of the Executive Compensation and Option Committee of the Board of Directors since March 2006. Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group, an independent strategic planning and consulting company, since 1989. In addition, Mr. Duberstein has served as a member of the board of directors of The Boeing Company since 1997, and is also the lead director and the chairman of its governance, organization and nominating committee and member of the compensation committee. Mr. Duberstein has also served as a member of the board of directors of the Travelers Companies, Inc. since 1998, and is also a member of its compensation and investment and capital markets committees and is Chairman of its governance committee. Mr. Duberstein was a director of Dell Inc. from 2011 to 2012  and was a member of its governance and nominating committee. Mr. Duberstein previously served as director of ConocoPhillips from 2002 to 2012 and was a member of its public policy committee and presiding director from 2002 to 2008. Mr. Duberstein previously served as a director of Federal National Mortgage Association (Fannie Mae) from 1998 to February 2007, and is a former member of the Board of Governors of the NASD. Mr. Duberstein also previously served as Chief of Staff to President Ronald Reagan from 1988 to 1989. He also served in the White House as Deputy Chief of Staff in 1987, as well as both the Assistant and the Deputy Assistant to the President for Legislative Affairs from 1981 to 1983. Mr. Duberstein previously served as a member of the board of directors of Collegiate Funding Services, Inc. from 2004 to 2006, and was chairman of its audit committee and a member of its compensation and nominating and governance committees. The foregoing directorships and committee memberships are the only public company or registered investment company directorships and committee memberships currently held by Mr. Duberstein or which Mr. Duberstein held at any time during the past five years. Mr. Duberstein earned an A.B. degree from Franklin and Marshall College and an M.A. degree from American University. Based on Mr. Duberstein’s strategic planning and consulting background, his experience serving as a director of several public companies, and his extensive government, business expertise and NASD experience, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Duberstein has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Jonathan Litt was appointed to the Board of Directors on February 28, 2014.  Mr. Litt is the portfolio manager of Land & Buildings Investment Management, LLC, a registered investment advisor specializing in publically traded real estate and real estate related securities, which he founded in 2008. Mr. Litt also currently serves as a director for the Children with Dyslexia Scholarship Fund, where he has served since 1998, and Land & Buildings Offshore Fund, Ltd., where he has served since 2008. Prior to founding Land & Buildings, Mr. Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup, where he was responsible for Global Property Investment Strategy, coordinating a 44 person team of research analysts located across 16 countries. Mr. Litt received his bachelor’s degree in Economics from Columbia University in 1987 and received his M.B.A. from New York University in 1990.  Based on Mr. Litt’s experience as a director of various private entities, his lengthy history in the real estate investment industry, and his expertise gained as the founding partner and portfolio manager of Land & Buildings, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Litt has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Irvin D. Reid has served as a member of the Board of Directors since 1994 and as a member of the Audit  Committee of the Board of Directors since 1998. During this time, specifically from 1998 through 2002, Dr. Reid served as chairman of the Audit Committee. In January 2010, Dr. Reid has been a member of the board of directors and a member of the audit committee of A. Schulman, Inc. since 2010. Dr. Reid also has served as a member of the board of directors and as a member of both the audit committee and nomination and governance committee of The Pep Boys—Manny, Moe & Jack, from 2007 to 2012. Previously, Dr. Reid served as a member of the board of directors of the Handleman Company from 2003 to 2004 and from 2005 to 2008, and served as a member of the audit committee and the nominating and corporate governance Committee of the Handleman Company. The foregoing directorships and committee memberships are the only public company or registered investment company directorships and committee memberships currently held by Dr. Reid or which Dr. Reid held at any time during the past five years. Dr. Reid has served on the Board of the Downtown Economic Development Corporation of the City of Detroit since 1999. Dr. Reid also has served as a member of the board of directors of

Fleet Bank, N.A., from 1990 to 2002 and as a member of the Federal Reserve Board of Chicago-Detroit Branch, from 2003 to 2004 and from 2005 to 2008. From 2000 to 2011, Dr. Reid served as a member of The Michigan Economic Development Corporation Board, Executive and Finance Committees. Dr. Reid also previously served on the boards of First Tennessee Bank of Chattanooga and NatWest Bank, New Jersey and as a member of the board and chair of the trust committee of NatWest Bank, USA. Dr. Reid is president emeritus of Wayne State University in Michigan, having served as president from 1997 to 2008. Dr. Reid left the presidency of Wayne State University in 2008 to become inaugural holder of the Eugene Applebaum Chair in Community Engagement and Director for the Forum on Contemporary Issues in Society (FOCIS). Prior to becoming the president of Wayne State University, Dr. Reid served as president of Montclair State University (formerly Montclair State College) in New Jersey from 1989 to 1997, and held positions of dean, School of Business Administration, and John Stagmaier Professor of Economics and Business Administration at the University of Tennessee at Chattanooga. Dr. Reid received his B.S. degree and M.S. degree in general and experimental psychology from Howard University. He earned his M.A. and Ph.D. degrees in business and applied economics from The Wharton School of Business and Finance at the University of Pennsylvania. Based on Dr. Reid’s familiarity with the Company as a long-standing member of the Company’s Board of Directors and his experience as a director of several public and private companies, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Dr. Reid has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Vincent Tese has served as a member of the Board of Directors since 1997, has served as chairman of the Nominating and Corporate Governance Committee of the Board of Directors since 2000, and has served as a member of the Executive Compensation and Option Committee of the Board of Directors since 1998, and served as chairman of said committee from 1998 until 2004. Mr. Tese served as New York State Superintendent of Banks from 1983 to 1985, chairman and chief executive officer of the Urban Development Corporation from 1985 to 1994, director of economic development for New York State from 1987 to 1994 and commissioner and vice chairman of the Port Authority of New York and New Jersey from 1991 to 1995. Mr. Tese also served as a partner in the law firm of Tese & Tese, a partner in the Sinclair Group, a commodities trading and investment management company, and a co-founder of Cross Country Cable TV. Mr. Tese is the former chairman of Cross Country Wireless. He currently serves as a member of the board of directors of Cablevision Systems Corporation, is chairman of its compensation committee and a member of its audit committee. Mr. Tese also serves as a member of the board of directors of Madison Square Garden, Inc., is chairman of its audit committee and a member of its compensation committee. Mr. Tese also serves as a member of the board of directors of Intercontinentalexchange, Inc. and is chairman of its compensation committee. Previously, Mr. Tese served as a member of the boards of directors of Bowne & Company, Inc. and Retail Opportunity Investments Corporation. The foregoing directorships and committee memberships are the only public company or registered investment company directorships and committee memberships currently held by Mr. Tese or which Mr. Tese held at any time during the past five years. Mr. Tese is also a member of the boards of directors of New York Racing Association, Inc. and is chairman of Bond Street Holdings LLC and ICE Clear Credit LLC, an affiliate of Intercontinentalexchange, Inc. and executive chairman of Florida Community Bank (f/k/a Premier American Bank, N.A.), a private national bank. Mr. Tese also is a trustee of New York University School of Law and New York Presbyterian Hospital and is a member of the hospital’s audit committee. Mr. Tese previously served as a member of the board of directors of Custodial Trust Company from 1996 to 2010, Xanboo, Inc. from 2000 to 2010, and Gamco Investors Inc. Et Al. from 2003 to 2007 and of The Bear Stearns Companies Inc. from 1994 to 2008. Mr. Tese has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and a L.L.M. degree in taxation from New York University School of Law. Based on Mr. Tese’s familiarity with the Company as a long-standing member of the Board of Directors, his legal and investment management background, and his experience from serving as a director of several public companies, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Tese has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Roy J. Zuckerberg has served as a member of the Board of Directors since 1999, as a member of the Audit Committee of the Board of Directors since 1999, and as a member of the Executive Committee of the Board of Directors since 2000. Mr. Zuckerberg is currently a Senior Director of The Goldman Sachs Group, Inc. after stepping down as Vice Chairman of the firm, a member of its Executive Committee and head of its Equities Division in 1998. He joined Goldman Sachs in 1967 and in 1976 became a General Partner. In 2004, Mr. Zuckerberg became a Founder and Chairman of Samson Capital Advisors. Mr. Zuckerberg also currently serves as a trustee of Cold Spring Harbor Laboratory and as a Director of the Community Foundation for Palm Beach and Martin Counties. He is a past Chairman of the Board of Governors of Ben-Gurion University of the Negev in Israel. Mr. Zuckerberg is a past Chairman of the Securities Industry Association and is a former Chairman of the Board of Trustees and presently is a member of the Executive Committee of North Shore-Long Island Jewish Health System, Inc. From 2000 to 2009, Mr. Zuckerberg chaired the Investment Committee of the University of Massachusetts Foundation. Mr. Zuckerberg received a B.S. from Lowell Technological Institute in 1958 and served in the United States Army. In June 1994, he received The Distinguished Alumni Award, in 1999, he received a Doctor of Humane Letters and in 2002, he received the President’s Medal from the University of Massachusetts. In May 2009, Mr. Zuckerberg received a Doctor Philosophiae Horis Causa from Ben-Gurion University of the Negev. Based on Mr. Zuckerberg’s

familiarity with the Company as a long-standing member of the Board of Directors, his significant investment banking and management background and his experience as a director of several investment management institutions, the Nominating and Corporate Governance Committee of the Board of Directors concluded that Mr. Zuckerberg has the requisite experience, qualifications, attributes and skills necessary to serve as a member of the Board of Directors.

Certain Relationships and Related Transactions

Mack Agreement.  In connection with the Company’s combination with The Mack Company in December 1997, William L. Mack, Mitchell E. Hersh and Earle I. Mack were appointed to the Company’s Board of Directors. If any of Messrs. Mack, Mack or Hersh shall withdraw from the Board of Directors for any reason during their terms, the members of the Mack Group are entitled to designate their successors. The “Mack Group” includes William L. Mack, chairman of the Board of Directors, David S. Mack, director, Earle I. Mack, a former director of the Company, Frederic Mack, a member of the Advisory Board of the Company, and Mitchell E. Hersh, President, Chief Executive Officer and director. Effective January 15, 2004, Earle I. Mack resigned from the Board of Directors. Pursuant to the terms of the Mack Agreement, the Mack Group designated David S. Mack as the successor to Earle I. Mack’s seat on the Board of Directors, and effective January 15, 2004, David S. Mack was appointed by the Board of Directors to fill Earle I. Mack’s seat on the Board of Directors for the remainder of its term and was re-elected to the Board of Directors both at the 2005 Annual Meeting and the 2008 Annual Meeting. In addition, for as long as members of the Mack Group maintain at least the “Mack Significant Interest” (as defined below), the Mack Group has the right to re-nominate, and the Company will support, Messrs. Mack, Mack and Hersh (or their successors) for re-election to the Board of Directors for successive terms upon the expiration of each term. “Mack Significant Interest” means legal and beneficial ownership, in the aggregate, of not less than 3,174,603 shares of Common Stock and/or Units by Earle I. Mack, David S. Mack, Frederic Mack and William L. Mack, subject to certain restrictions and to adjustment for stock splits and other customary and similar stock dilutions.

Tax Protection Agreements.  The Company may not dispose of or distribute certain of its properties, currently comprising 7 properties with an aggregate net book value of approximately $124 million (as of December 31, 2013), which were originally contributed by members of either the Mack Group (which includes William L. Mack, director, David S. Mack, director, Mitchell E. Hersh, President, Chief Executive Officer and director, Earle I. Mack, a former director, and Frederic Mack, a member of the Company’s Advisory Board), the Robert Martin Group (which includes Robert F. Weinberg, former director and current member of the Company’s Advisory Board, Timothy Jones, a former President of the Company, and Michael Grossman, a former Executive Vice President of the Company), the Cali Group (which includes John R. Cali, a former director and current member of the Company’s Advisory Board, and Brant Cali, a former director) or certain other Unitholders, without the express written consent of a representative of the Mack Group, the Robert Martin Group, the Cali Group or the specific certain other Unitholders, as applicable, except in a manner which does not result in recognition of any built-in-gain (which may result in an income tax liability) or which reimburses the appropriate Mack Group, Robert Martin Group, Cali Group members or the specific certain other Unitholders for the tax consequences of the recognition of such built-in-gains (collectively, the “Property Lock-Ups”). The aforementioned restrictions do not apply in the event that the Company sells all of its properties or in connection with a sale transaction which the Company’s Board of Directors determines is reasonably necessary to satisfy a material monetary default on any unsecured debt, judgment or liability of the Company or to cure any material monetary default on any mortgage secured by a property. The Property Lock-Ups expire periodically through 2016. Upon the expiration of the Property Lock-Ups, the Company generally is required to use commercially reasonable efforts to prevent any sale, transfer or other disposition of the subject properties from resulting in the recognition of built-in gain to the appropriate Mack Group, Robert Martin Group, Cali Group members or the specific certain other Unitholders. 121 of the Company’s properties, with an aggregate net book value of approximately $1.5 billion, have Property Lock-Up restrictions that have lapsed and are therefore subject to these conditions.

Acquisitions and Other Transactions.  Certain directors and executive officers of the Company (or members of their immediate families or related trusts) and persons who hold more than 5% of the outstanding shares of Common Stock (or Units in the Operating Partnership) had direct or indirect interests in certain transactions involving the Company, the Operating Partnership or their affiliates in the last fiscal year as follows:

•                  William L. Mack, Chairman of the Board of Directors, David S. Mack, a director of the Company, and Earle I. Mack, a former director of the Company, are the executive officers, directors and stockholders of a corporation that leases approximately 717 square feet at one of the Company’s office properties on a month-to-month basis and 6,317 square feet at one of the Company’s office properties which is scheduled to expire in November 2014. The Company recognized $226,000 in revenue under this lease for the year ended December 31, 2013, and had no accounts receivable from the corporation as of December 31, 2013.

•                  In 2013, William L. Mack, Nathan Gantcher, David S. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese, and Roy J. Zuckerberg earned deemed stock dividends, calculated based upon the number of deferred stock units owned by each director as of the record date for each quarterly dividend earned in 2013, in the amounts of 928.347, 1,180.250, 820.707, 687.055, 1,210.047, 1,409.158 and 1,180.250, respectively, pursuant to the Director’s Deferred Compensation Plan, whereby each non-employee director is entitled to defer all or a specified portion of the annual compensation to be paid to such director. See “Compensation of Directors—Directors’ Deferred Compensation Plan” herein below.

Policies and Procedures.  The Company has a written policy with respect to the review, approval and ratification of related person transactions. This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the Company is a participant and (ii) any “related person” (defined as an employee, director, director nominee, an executive officer or someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest. Under the policy, the Company’s Chief Executive Officer will determine whether a transaction meets the definition of a related person transaction that will require review by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will review all related person transactions referred to them and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions. Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders will be approved. If the Company becomes aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Nominating and Corporate Governance Committee and it will evaluate all options available, including ratification, amendment or termination of the transaction.

The Company has determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in the Company’s proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of the Company, the related compensation would have been reported in the Company’s proxy statement if he or she was a “named executive officer” and the Company’s Executive Compensation and Option Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s Common Stock received the same benefit on a pro rata basis; (v) any transaction in which the rates or charges incurred are subject to governmental regulation; and (vi) any transaction involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Under the policy, the Chief Executive Officer’s determination of whether a transaction meets the definition of a related person transaction is based upon his assessment of the transaction under Item 404 of Regulation S-K without regard to the amounts involved. The Company’s policy provides that any related person transaction referred to the Nominating and Corporate Governance Committee for consideration is evaluated based on all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

The policy prohibits a director from participating in any review, consideration or approval of any related person transaction with respect to which the director or any of his or her immediate family members is the related person. The policy also provides that the only transactions that may be approved are those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Independence of the Board of Directors

The Board of Directors has adopted the NYSE’s standards for determining the independence of its members and believes that it interprets these requirements conservatively. In applying these standards, the Board of Directors considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors, and must disclose any basis for determining that a relationship is not material. The Board of Directors has determined that eight of eleven  of its current members, namely Alan S. Bernikow, Nathan Gantcher, Kenneth M. Duberstein, Jonathan Litt, Alan G. Philibosian, Irvin D. Reid, Vincent Tese and Roy J. Zuckerberg, are independent directors within the meaning of such NYSE independence standards in terms of independence from management. In making this determination, the Board of Directors did not exclude from consideration as immaterial any relationship potentially compromising the independence of any of the above directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes of ownership (Forms 3, 4 and 5) of the Common Stock with the SEC and the NYSE. Executive officers, directors and greater than 10% holders are required by SEC regulations to furnish the Company with copies of such forms that they file.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company, the Company believes that for the fiscal year 2013, its executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to such persons.

Board of Directors—Governance Matters

During 2013, the entire Board of Directors met five times. In 2013, no director attended fewer than 75% of the total number of meetings of the Board of Directors and all Committees of the Board of Directors on which he served. The Company does not have a formal policy regarding attendance by members of the Board of Directors at the annual meetings of stockholders, but the Company strongly encourages all members of the Board of Directors to attend its annual meetings and expects such attendance except in the event of exigent circumstances. All of the members of the Board of Directors at the time of the 2013 annual meeting of stockholders (the “2013 Annual Meeting”) were in attendance at the 2013 Annual Meeting.

Currently, the Company has separated the roles of Chief Executive Officer and Chairman of the Board. The Company believes that at this time the separation of these roles permits the Chairman of the Board to focus on oversight of the Company’s long-term corporate development goals while the Chief Executive Officer focuses on the strategic direction of the Company and oversees the day to day performance of the other executive officers in executing the Company’s business plan. In addition, on March 11, 2014, the Board of Directors appointed Alan S. Bernikow as its Lead Independent Director. The Lead Independent Director acts as a liaison between the Chairman of the Board and the independent directors and advises the Chairman of the Board with respect to the quality, quantity and timeliness of the flow of information from management as necessary for the independent directors to perform their duties effectively and responsibly, including requesting that certain material be included in materials prepared for the Board of Directors, approving agendas for meetings of the Board of Directors, and ensuring that there is sufficient time for discussion of all agenda items at meetings of the Board of Directors. Stockholders may contact the Lead Independent Director as further described below under the heading “Stockholder Communications,” and if requested by significant stockholders, the Lead Independent Director shall be available for consultation. The Board of Directors believes that its Lead Independent Director structure, including the duties and responsibilities described above, provides the same independent leadership, oversight, and benefits for the company and the Board of Directors that would be provided by an independent Chairman of the Board.

The Lead Independent Director also shall preside at all meeting of the Board of Directors at which the Chairman of the Board is not present and all Executive Sessions of the Board of Directors consisting only of non-management directors.  Such Executive Sessions will be held at least once per year, periodically as determined by the non-management directors, and will typically occur immediately following the regularly scheduled quarterly meetings of the Board of Directors, or at any other time and place as the Lead Independent Director or non-management directors may determine. Interested parties may submit matters for consideration to the non-management directors by utilizing the procedures identified under “Stockholder Communications” in this Proxy Statement. During 2013, the non-management directors met in Executive Session four times.

Pursuant to authority vested in the Audit Committee of the Board of Directors pursuant to its charter, the Audit Committee is responsible for overseeing the Company’s financial risk exposure and the Company’s risk assessment and risk management policies and procedures. The Audit Committee discharges its risk oversight responsibilities as part of its quarterly reviews of the Company’s quarterly and annual financial statements by discussing with management, the Company’s independent auditors and outside legal counsel the Company’s risk profile, its financial risk exposure and its risk mitigation policies and procedures. In addition, under the direction of the Executive Compensation and Option Committee, the Company’s President and Chief Executive Officer and the compensation consultant to the Executive Compensation and Option Committee conducted an annual risk assessment of the Company’s compensation programs as described under “Compensation Risk Assessment” in this Proxy Statement. The Company does not believe that the performance of these oversight functions by these Committees has any effect on the leadership structure of the Board of Directors.

In December 2009, the Board of Directors adopted equity ownership guidelines that require each non-employee director to own an aggregate of $200,000 of shares of Common Stock of the Company, units of limited partnership interest of

Mack-Cali Realty, L.P. redeemable for shares of Common Stock of the Company or units under the Company’s Deferred Compensation Plan for Directors as of and from the later to occur of (i) January 1, 2013, or (ii) to the extent a director was not a director as of the date the equity ownership guidelines were adopted, the three year anniversary of the date the director is elected to the Board of Directors.  All directors of the Company are in compliance with the equity ownership guidelines for directors.

In March 2012, the Board of Directors, on the recommendation of its Nominating and Corporate Governance Committee, adopted a retirement policy for directors. Pursuant to this policy, the Board of Directors has amended the Company’s Corporate Governance Principles to provide that a director may neither stand nor be nominated for re-election to the Board of Directors after attaining the age of 80. The Board of Directors proactively considers the overall size and composition of the Board of Directors and reviews and monitors management development and succession planning activities. The President and Chief Executive Officer regularly presents management’s perspective on business objectives and discusses his perspective on the Company’s deep pool of talented employees and succession planning for the Company. Most recently, this process resulted in the promotion of Anthony Krug to Chief Accounting Officer in October 2012.

The Board of Directors believes that continued growth of stockholder value in a socially responsible manner is consistent with the Company’s overall strategy to continue to enhance the Company’s reputation as a property manager of choice and promotes an environmental strategy that supports “green” building initiatives. The Environmental Protection Agency (the “EPA”) encourages companies to reduce greenhouse gas emissions and conserve energy through what is now a voluntary program, Energy Star. In 1999, the EPA introduced its national energy performance rating systems for buildings. The program provides assessment tools to help building managers achieve greater energy efficiency and realize associated cost savings. The Company has been an Energy Star partner since the inception of the program in 1999. As such, the Company is required to, among other things, further track and benchmark its energy performance and broaden its plan to reduce energy intensity across its properties by following the energy management strategy available through Energy Star. In the last two years, 18 Company properties received Energy Star awards, four properties received Leadership in Energy and Environmental Design (LEEDs) certifications and four properties received environmental awards from the Building Owners and Managers Association (BOMA).

The Board of Directors also has adopted a policy that provides that executive officers, employees, and directors may not acquire securities issued by the Company or any of its affiliates using borrowed funds, may not use margin in respect of securities issued by the Company or any of its affiliates, may not pledge securities issued by the Company or any of its affiliates as collateral, and may not engage in hedging or other transactions with respect to their ownership of securities issued by the Company or its affiliates, each of which the Board of Directors believes would be inconsistent with the purposes and intent of the stock ownership guidelines applicable to directors and the Chief Executive Officer.

Meetings of Committees of the Board of Directors

The Board of Directors has four Committees: the Executive Committee, the Audit Committee, the Executive Compensation and Option Committee, and the Nominating and Corporate Governance Committee.

Executive Committee.  The Executive Committee consists of William L. Mack, chairman, Alan S. Bernikow, Nathan Gantcher, Mitchell E. Hersh and Roy J. Zuckerberg. The Executive Committee acts for the Board of Directors in between regularly scheduled meetings of the Board of Directors, within certain parameters prescribed by the Board of Directors. The Executive Committee met three times during 2013.

Audit Committee.  The Company has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of Alan S. Bernikow, chairman, Nathan Gantcher, Irvin D. Reid and Roy J. Zuckerberg. The Audit Committee authorizes and approves the engagement of the Company’s independent registered public accountants, reviews with the Company’s independent registered public accountants the scope and results of the audit engagement, approves or establishes pre-approval policies for all professional audit and permissible non-audit services provided by the Company’s independent registered public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company’s internal control over financial reporting, disclosure controls and procedures and internal audit function. The Audit Committee also assists the Board of Directors in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the quarterly evaluation of the performance of the internal audit functions performed by the Company’s internal auditors, (4) the Company’s independent registered public accounting firm’s qualifications and independence, and (5) the performance of the Company’s independent registered public accountants. See “Report of the Audit Committee of the Board of Directors” below. The Board of Directors has determined that each of the members of the Audit Committee is an “independent” director within the meaning of the NYSE Independence Standards and Rule 10A-3 promulgated by the SEC under the Exchange Act. The Board of Directors also has determined that each of Alan S. Bernikow, Nathan Gantcher, Irvin D. Reid and Roy J. Zuckerberg satisfies applicable financial literacy standards of the NYSE, and that Alan S. Bernikow qualifies as an Audit Committee Financial Expert under applicable SEC Rules. In addition to serving on the Audit Committee, Mr. Bernikow currently serves as a member of the audit committee of three other public companies. The Board of Directors has determined that Mr. Bernikow’s simultaneous service on the audit committees of these other public companies will not impair his ability to effectively serve on the Company’s Audit Committee and fulfill his duties as its chairman. The Audit Committee met five times during 2013.

Executive Compensation and Option Committee.  The Executive Compensation and Option Committee consists of Alan G. Philibosian, chairman, Kenneth M. Duberstein and Vincent Tese. The Executive Compensation and Option Committee is responsible for implementing the Company’s compensation philosophies and objectives, establishing remuneration levels for executive officers of the Company and implementing the Company’s incentive programs, including the Company’s stock option and incentive plans. The Board of Directors has determined that each of the members of the Executive Compensation and Option Committee is an “independent” director within the meaning of the NYSE Independence Standards, Rule 10C-1 promulgated by the SEC under the Exchange Act, and meets the “outside director” requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and is a “non-employee” director under Rule 16b-3 under Section 16 of the Exchange Act. The Executive Compensation and Option Committee met five times in 2013.

Pursuant to its charter, the primary purposes of the Executive Compensation and Option Committee are (i) to assist the Board of Directors in discharging its responsibilities in respect of compensation of the Company’s President and Chief Executive Officer; (ii) to discuss with the President and Chief Executive Officer the compensation of other senior executive officers; and (iii) to review and administer the Company’s compensation and benefit programs. In addition, pursuant to its charter, the Executive Compensation and Option Committee is responsible for establishing and reviewing annual and long term corporate goals and objectives relevant to compensation of the Company’s President and Chief Executive Officer and evaluating the performance of the President and Chief Executive Officer in light of the approved performance goals and objectives. The Executive Compensation and Option Committee has sole authority to determine and approve the compensation level of the President and Chief Executive Officer based upon the evaluation of the performance of the President and Chief Executive Officer. Except for the delegation of authority to the President and Chief Executive Officer to grant certain de minimis equity compensation awards to non-executive employees of the Company, the Executive Compensation and Option Committee has not delegated any of its responsibilities to any other person.

The Executive Compensation and Option Committee may establish fixed performance targets in advance of a particular fiscal year if in its discretion it deems it necessary or appropriate for the purpose of determining the amounts of compensation to be paid to its executive officers in such fiscal year in the form of bonuses or other short-term incentive compensation. Bonus and equity compensation awards are designed to reward executive officers for the achievement of certain business objectives and are paid based primarily on the actual and anticipated performance of the Company and its executive officers with respect to such business objectives. The performance of the Company’s President and Chief Executive Officer is determined toward the end of each fiscal year by the Executive Compensation and Option Committee in consultation with Gressle & McGinley, LLC, independent compensation consultants to the Executive Compensation and Option Committee (the “Compensation Consultant”). The performance of the Company’s other executive officers is determined toward the end of each fiscal year by the Executive Compensation and Option Committee in consultation with the Company’s President and Chief Executive Officer as well as with the Compensation Consultant, which parties collectively evaluate the Company’s and the individual executives’ performance. The Compensation Consultant furnishes the Company with analytical data with respect to: (i) the Company’s performance relative to peer REITs in terms of stockholder return (defined as dividends plus or minus stock price performance); and (ii) market ranges for salaries, as well as the nature and ranges of bonus and incentive compensation payments paid by peer REITs. Following such performance analysis in 2013, the Executive Compensation and Option Committee, in consultation with the Company’s President and Chief Executive Officer, as well as with the Compensation Consultant, determined the appropriate combination of cash and stock-based compensation to pay to the Company’s executives in light of its primary objectives with respect to executive compensation.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Vincent Tese, chairman, Nathan Gantcher and Alan G. Philibosian. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent” director within the meaning of the NYSE Independence Standards. The Nominating and Corporate Governance Committee met once in 2013.

The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors the slate of directors to be nominated at the Annual Meeting. The Nominating and Corporate Governance Committee will consider recommendations for nominees for directorships submitted by stockholders, provided that the Nominating and Corporate Governance Committee will not entertain stockholder nominations from stockholders who do not meet the eligibility criteria for submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. Stockholders may submit written recommendations for Committee appointments or recommendations for nominees to the Board of Directors, together with appropriate biographical information and qualifications of such nominees, to the Company’s Chief Legal Officer following the same procedures as described in “Stockholder Communications” in this Proxy Statement. In order for the Nominating and Corporate Governance Committee to consider a nominee for directorship submitted by a stockholder, such recommendation must be received by the Chief Legal Officer by the time period set forth in the Company’s most recent proxy statement for the submission of stockholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act. The Chief Legal Officer shall then deliver any such communications to the Chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee analyzes, on an annual basis, Board member skills and attributes, and recommends to the Board of Directors appropriate individuals for nomination as Board members. Based on the Company’s strategic plan, the Nominating and Corporate Governance Committee developed a skills matrix to assist it in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix is periodically reviewed and updated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee evaluates potential Board candidates against the skills matrix.

The skills matrix has two sections—a list of core criteria that every member of the Board should meet and a list of skills and attributes desired to be represented collectively on the Board. The skills matrix reflects the following core director criteria that should be satisfied by each director or nominee:

•                  Service on no more than six other public company boards;

•                  High integrity and ethical standards;

•                  Standing and reputation in the individual’s field;

•                  Risk oversight ability with respect to the particular skills of the individual director;

•                  Understanding of and experience with complex public companies or like organizations; and

•                  Ability to work collegially and collaboratively with other directors and management.

The skills matrix reflects the following skills and attributes desired to be represented collectively on the Board as a whole:

•                  Independence under the Company’s Standards for Director Independence and NYSE listing requirements, subject to waiver based on the Nominating and Corporate Governance Committee’s business judgment;

•                  Corporate governance expertise;

•                  Financial expertise;

•                  Commercial real estate industry expertise;

•                  Diversity;

•                  Legal expertise;

•                  Capital markets expertise;

•                  Political/land use/environmental policy expertise; and

•                  Technology/business process expertise.

Our Nominating and Corporate Governance Committee strives to maintain a balance of tenure on the Board of Directors. Long-serving directors bring valuable experience with our company and familiarity with the challenges it has faced over the years, while newer directors bring fresh perspective and new ideas.

Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, it endeavors to comprise the Board of Directors of members with a broad mix of professional and personal backgrounds. Thus, the Nominating and Corporate Governance Committee accords some weight to the individual professional background and experience of each director. Further, in considering nominations, the Nominating and Corporate Governance Committee

takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board of Directors. When evaluating a nominee’s overall qualifications, the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily required of all prospective nominees. In addition to the aforementioned criteria, when evaluating a director for re-nomination to the Board of Directors, the Nominating and Corporate Governance Committee will also consider the director’s history of attendance at board and Committee meetings, the director’s preparation for and participation in such meetings, and the director’s tenure as a member of the Board of Directors.

Available Information

The Board of Directors has adopted written charters for the Audit Committee, the Executive Compensation and Option Committee, and the Nominating and Corporate Governance Committee. The Company makes available free of charge on or through its internet website items related to corporate governance matters, including, among other things, the Company’s corporate governance principles, charters of various Committees of the Board of Directors, and the Company’s code of business conduct and ethics applicable to all employees, officers and directors. The Company’s internet website is www.mack-cali.com. The Company intends to disclose on its internet website any amendments to or waivers from its code of business conduct and ethics as well as any amendments to its corporate governance principles or the charters of various Committees of the Board of Directors. Any stockholder also may obtain copies of these documents, free of charge, by sending a request in writing to: Mack-Cali Realty Corporation, Investor Relations Department, 343 Thornall Street, Edison, New Jersey 08837-2206.

Stockholder Communications

All stockholder communications must (i) be addressed to the Chief Legal Officer of the Company, Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837-2206 or at the Chief Legal Officer’s internet e-mail address at chieflegalofficer@mack-cali.com; (ii) be in writing either in print or electronic format; (iii) be signed by the stockholder sending the communication; (iv) indicate whether the communication is intended for a specific director(s), the entire Board of Directors, the Nominating and Corporate Governance Committee, the Lead Independent Director, or all non-management directors; (v) if the communication relates to a stockholder proposal or director nominee, identify the number of shares held by the stockholder, the length of time such shares have been held, and the stockholder’s intention to hold or dispose of such shares, provided that the Board of Directors and the Nominating and Corporate Governance Committee will not entertain stockholder proposals or stockholder nominations from stockholders who do not meet the eligibility and procedural criteria for submission of shareholder proposals under SEC Rule 14a-8 of Regulation 14A under the Exchange Act; and (vi) if the communication relates to a director nominee being recommended by the stockholder, must include appropriate biographical information of the candidate.

Upon receipt of a stockholder communication that is compliant with the requirements identified above, the Chief Legal Officer shall promptly deliver such communication to the appropriate board or Committee member(s) identified by the stockholder as the intended recipient of such communication by forwarding the communication to either the Chairman of the Board of Directors with a copy to the Chief Executive Officer, the Chairman of the Nominating and Corporate Governance Committee, or the Lead Independent Director or all non-management directors, as the case may be.

The Chief Legal Officer may, in his sole discretion and acting in good faith, provide copies of any such stockholder communication to any one or more directors and executive officers of the Company, except that in processing any stockholder communication addressed to the Lead Independent Director of the Executive Sessions of non-management directors, the Chief Legal Officer may not copy any member of management in forwarding such communication to the Lead Independent Director.

Policies Relating to the Election of Directors

Elections of the Board of Directors are conducted in accordance with the Company’s Charter, Bylaws and the laws of the state of Maryland and provide that directors are to be elected at a meeting of the Company’s stockholders by a plurality of the votes cast. Under the Company’s Bylaws and Corporate Governance Principles, if in any uncontested election of directors, a director nominee has a greater number of votes “withheld” from his or her election than votes cast “for” his or her election, such director nominee shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. A vote will be considered “withheld” from a director nominee if a stockholder withholds authority to vote for such director nominee in any proxy granted by such stockholder in accordance with instructions contained in the proxy statement or accompanying proxy card circulated for the meeting of stockholders at which the election of directors is to be held. The Nominating and Corporate Governance Committee will then promptly evaluate all relevant factors relating to the election results, including, but not limited to: (i) the underlying reasons why a majority of affirmative votes was not received (if ascertainable); (ii) the director’s background, experience and qualifications; (iii) the director’s length of service on the Board of Directors and contributions to the Company; and (iv) whether the director’s service on the Board of Directors is consistent with applicable regulatory requirements, listing standards, the Company’s Corporate Governance Principles and the corporate governance guidelines of independent voting advisory services such as Institutional Shareholder Services.

Subject to any applicable legal or regulatory requirements, the Nominating and Corporate Governance Committee shall, within ninety (90) days from the date of the stockholder vote, decide whether to accept the resignation, reject the resignation or, if appropriate, conditionally reject the resignation and retain the director in office only if the underlying causes of the withheld votes can be promptly and completely cured. A full explanation of the Nominating and Corporate Governance Committee’s decision will be promptly publicly disclosed in a periodic or current report filed with the Securities and Exchange Commission. Any director who tenders his or her resignation pursuant to this principle and any non-independent director will not participate in the deliberations and decisions made hereunder. In addition, a director shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee if such director’s principal occupation or business association changes substantially during his or her tenure as a director.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors, on behalf of the Board of Directors, serves as an independent and objective party to monitor and provide general oversight of the Company’s financial accounting and reporting process, selection of critical accounting policies, system of internal control, internal audit function, audit process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Audit Committee performs these oversight responsibilities in accordance with its charter.

The Company’s management has primary responsibility for preparing the Company’s financial statements and the Company’s financial reporting process, including its system of internal control over financial reporting. The Company’s independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for expressing opinions on the conformity of the Company’s 2013 audited financial statements to accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for its audits. The Audit Committee met with the Company’s independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.                                      The Audit Committee has reviewed and discussed the fiscal 2013 audited financial statements with the Company’s management, including the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

2.                                      The Audit Committee has discussed with the Company’s independent registered public accountants their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as may be modified or supplemented;

3.                                      The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accountants the independent registered public accountants’ independence from management and the Company; and

4.                                      Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein. Each of the members of the Audit Committee is independent as defined under the standards of the NYSE and the SEC, and meets all other requirements of such exchange and of such rules of the SEC.

AUDIT COMMITTEE Alan S. Bernikow, Chairman Nathan Gantcher Irvin D. Reid Roy J. Zuckerberg

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Overview

The primary objectives of the Company and the Executive Compensation and Option Committee (the “Compensation Committee”) are: (i) to attract, reward and retain executives of the highest caliber; and (ii) to provide such executives with appropriate short and long-term incentives to create value for the Company’s stockholders.

In 2012, the Company announced a new strategy to transition a portion of the Company’s property portfolio from commercial office properties to multi-family residential properties and acquired the real estate development and management businesses of Roseland Partners, L.L.C. (“Roseland”).  Throughout 2013, the Company has continued this strategy by divesting commercial office properties and acquiring multi-family residential properties and developments, and as of December 31, 2013 the Company owned or had interests in 12 multi-family residential properties containing over 3,600 residential units, plus developable land. The Company believes that the opportunity to invest in multi-family development properties at higher returns on cost will position the Company to potentially produce higher levels of net operating income than if the Company were to purchase only stabilized multi-family properties at market returns. The Company anticipates that it will be several years before most of its multi-family development projects are income-producing. The long-term nature of the Company’s multi-family rental strategy coupled with the continued weakness in the Company’s core office markets and the disposition of income-producing, non-core office properties to fund the Company’s multi-family rental acquisitions and development will likely result in declining net operating income and cash flows relative to historical returns. As the Company continues to execute its multi-family residential strategy, the Company believes that over the long-term its net operating income and cash flows will stabilize at levels less than historical returns but at levels higher than the Company expects in the commercial office sector.  The Compensation Committee and the Board of Directors believe that it is important to support management during this transition.

In May 2013, ISS Governance, a subsidiary of MSCI, Inc. (“ISS”), published a report recommending a vote against the Company’s executive compensation plans in the say-on-pay advisory vote at the 2013 Annual Meeting.  Although approximately 65% of votes cast at the 2013 Annual Meeting were in favor of the Company’s executive compensation plans, this level of support was down from approximately 96% in 2012 and 2011.  In 2013, the Company communicated with certain of its institutional stockholders representing approximately 30% of the issued and outstanding shares of the Company’s common stock to discuss the Company’s executive compensation programs and stockholder concerns regarding the Company’s stock price and three and five year total shareholder return (“TSR”) in 2013. As a result of the stockholder outreach and the say-on-pay vote results in 2013, the Compensation Committee and the Board of Directors have:

•                                          Extended the initial performance period, increased the performance thresholds and narrowed the calculation of TSR under the TSR Awards as further described below under the heading “LTIP Awards - TSR Awards;”

•                                          Reduced the amount of total bonuses paid to Messrs. Hersh, Lefkowitz and Thomas in 2013 by 37% to 64% as compared to 2012, resulting in the total compensation paid to Messrs. Hersh, Lefkowitz and Thomas in 2013 being in the lower one-third of the range of total compensation paid to executives at the Peer Group REITs (as defined below);

•                                          Determined not to vest the first tranche of the Multi-Year Performance Awards resulting in the actual, realized pay of Messrs. Hersh, Lefkowitz and Thomas in 2013 being approximately 26% to 32% less than their reportable compensation in the Summary Compensation Table;

•                                          Adopted a formulaic bonus program for the President and Chief Executive Officer based on pre-determined performance metrics for annual cash and stock bonus awards;

•                                          Appointed a Lead Independent Director;

•                                          Increased the minimum equity ownership requirement for the Chief Executive Officer from 100,000 shares to 250,000 shares;

•                                          Authorized the de-staggering of the Company’s Board of Directors, subject to stockholder approval at the Annual Meeting; and

•                                          Adopted a policy prohibiting employees, officers or directors from engaging in any margin, hedging, pledging activities in respect of the Company’s securities.

In addition, the Compensation Committee and the Board of Directors have committed to undertake the following actions:

•                                          Promptly upon adopting of final SEC and NYSE rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopt a clawback policy for executive officers; and

•                                          Align the Company’s equity compensation awards with the median amounts awarded to chief executive officers and named executive officers in a group of peer companies selected on the basis of the Company’s global industry classification standard (“GICS”) indices developed by Standard & Poor’s and Morgan Stanley Capital International.

The Compensation Committee is working toward compliance with the equity compensation limits tied to GICS as a long-term goal of the Company, and the Compensation Committee believes meaningful progress was made toward these goals in 2013 in the form of the significant reductions in named executive officer equity compensation in 2013.

In addition, the Compensation Committee believes that the Company’s overall executive compensation program incorporates many compensation elements that are considered best practices, including:

•                                          All of the Company’s equity compensation plans prohibit the repricing of underwater options and do not contain any evergreen features;

•                                          No current equity compensation awards for any executive officers provide for tax gross-up payments;

•                                          Executive perquisites are limited to only a few, de minimis items;

•                                          None of the equity incentive awards for executive officers are guaranteed and all amounts under such awards are at risk;

•                                          There are no minimum or mandatory bonus amounts for any executive officers; and

•                                          Since 1999, the Compensation Committee has not authorized the entry into or material amendment of any agreements with any executive officers that provide for change in control payments in excess of three times the executive’s base salary.

Summary of Key 2013 Compensation Actions

The Compensation Committee established flexible performance criteria for 2013 (the “2013 Performance Criteria”) on March 11, 2013 as advance guidelines for determining the vesting of the Multi-Year Performance Awards. The 2013 Performance Criteria consisted of the following factors:

(i)	Implementation of the strategic diversification of the Company’s business into multi-family residential properties;

(ii)	Strength of the Company’s balance sheet;

(iii)	Occupancy and leasing rates and performance relative to the market, taking into account current market conditions;

(iv)	Funds From Operations (“FFO”) relative to the market and historical performance and those of other REITs, taking into account current market conditions;

(v)	The Company’s overall ability to access the capital markets and the maintenance of adequate liquidity in light of current market conditions;

(vi)	The Company’s total debt-to-undepreciated asset ratios;

(vii)	Maintenance of the Company’s investment grade debt ratings relative to the Company’s Peer Group REITs, which are listed below, in light of current market conditions;

(viii)	The Company’s stock price and general financial condition relative to current economic and market conditions in general and such conditions of the REIT market in particular;

(ix)	Performance of the Company relative to the 2013 budget presented to the Board of Directors;

(x)	Maintaining the Company’s conservative risk management profile;

(xi)	Maintaining an efficient operating structure with low senior executive overhead relative to the Company’s Peer Group REITs; and

(xii)

Such additional criteria, or supplemental criteria in lieu of some or all of the foregoing criteria, that shall be adopted by the Compensation Committee upon its determination that such new or supplemental criteria are necessary or appropriate in light of actual 2013 Company and individual performance, dynamic market conditions, changes in the national and regional office and flex property markets in which the Company competes, or unforeseen or non-ordinary course events throughout the year.

As described under the heading “LTIP Awards—Multi-Year Performance Awards” below, on December 10, 2013, the Compensation Committee recommended and the Board of Directors ratified the determination that the 2013 Performance Criteria were not satisfied in 2013 and did not vest the first tranche of restricted Common Stock under the Multi-Year Performance Awards.  In making this determination, it was noted that the Company’s stock price was significantly down in 2013, the Company had negative three and five year TSR, and occupancy rates were down due to continued weak demand for commercial office properties in the Company’s core Northeast markets.  Based primarily upon the Company’s stock price performance and recent occupancy rates in weak suburban office markets, the Compensation Committee determined that the 2013 Performance Criteria were not satisfied and did not vest the first tranche of the Multi-Year Performance Awards that were otherwise eligible to vest on January 2, 2014.  The Compensation Committee balanced stockholder concerns over the stock price and TSR with the Company’s overall achievements in 2013.  Specifically, the Compensation Committee noted that management continued to execute the Company’s strategic plan to diversify the Company’s portfolio with multi-family residential properties in 2013.  The Compensation Committee also noted as positive factors in judging management’s performance in 2013 that the Company was able to access the capital markets with a successful underwritten public offering of $275 million of 3.15% ten-year unsecured notes in May 2013, the Company’s successful refinancing of its $600 million unsecured revolving credit facility in July 2013 and maintaining a low balance on the revolving credit facility, and the Company sustained its conservative risk profile and kept low executive overhead relative to the Company’s Peer Group REITs.  Accordingly, on December 10, 2013, the Compensation Committee authorized granting Messrs. Hersh, Lefkowitz, Thomas and Krug incentive and merit-based awards for fiscal year 2013 in the amounts set forth in the table below, which includes comparative incentive and merit-based awards paid to the named executive officers in fiscal year 2012:

Name and Principal Position	Year	Cash Bonus($)	Cash Value of Stock Bonus($)	Total Bonus ($)
Mitchell E. Hersh	2013	500,000	512,403	1,012,403
President and Chief Executive	2012	1,000,000	613,040	1,613,040
Officer

Barry Lefkowitz	2013	255,000	163,969	418,969
Former Executive Vice President and	2012	505,000	256,373	761,373
Chief Financial Officer

Roger W. Thomas	2013	120,000	81,984	201,843
Former Executive Vice President,	2012	400,000	167,188	567,188
General Counsel and Secretary

Anthony Krug		250,000	122,977	372,977
Chief Accounting Officer and		200,000	—	200,000
Acting Chief Financial Officer

2013 was the fourth consecutive year that the amount of total bonuses had been reduced for the Messrs. Hersh, Lefkowitz and Thomas.  The amounts of the total annual bonuses in 2013 were 37% to 64% less than the total annual bonuses paid in 2012 and 44% to 67% less than the total annual bonuses paid in 2009 for Messrs. Hersh, Lefkowitz and Thomas, respectively.  As a result, the total compensation of Messrs. Hersh, Lefkowitz and Thomas in 2013 was in the lower one-third of compensation paid to executive officers serving in comparable positions at the Company’s Peer Group REITs. The Compensation Committee believed that it was necessary to reward the named executive officers for the Company’s performance in 2013 in executing the Company’s multi-family residential strategy and maintaining a strong balance sheet and operating fundamentals.  However, the Compensation Committee determined to reduce total annual bonuses as compared to 2012 and prior years in light of the Company’s stock price and negative three and five year TSR in 2013.  Mr. Krug’s total annual bonus paid in 2013 was higher than in prior years as a result of 2013 being his first full fiscal year being compensated as an executive officer.

In September 2012 the Compensation Committee approved and the Board of Directors ratified the grant of the new Multi-Year Performance Awards for each of Messrs. Hersh, Lefkowitz and Thomas, which were issued on January 2, 2013, in the amounts of 210,000, 68,667 and 41,000 shares to Messrs. Hersh, Lefkowitz and Thomas, respectively. As described in greater detail under the heading “LTIP Awards—Multi-Year Performance Awards” below, the Multi-Year Performance Awards (i) are subject to the attainment of annual performance criteria to be established each year by the Compensation Committee; (ii) are subject to equal vesting each year in 20% increments over a five-year performance period from 2013 through 2017; and (iii) provide that dividends on unvested shares shall be held in escrow and shall only be payable to the executive officers upon vesting.  As described under the heading “LTIP Awards—Multi-Year Performance Awards” below, on December 10, 2013, the Compensation Committee recommended and the Board of Directors ratified the determination not to vest the first tranche of restricted Common Stock under the Multi-Year Performance Awards as of January 1, 2014, in the amounts of 42,000, 13,733 and 8,200 shares for Messrs. Hersh, Lefkowitz and Thomas, respectively.  These unvested shares will remain eligible to vest on future vesting dates under the awards, subject to the attainment of performance criteria for future performance periods to be fixed by the Compensation Committee.

In September 2012, the Compensation Committee also implemented a new long-term incentive program designed to provide our management team with the potential to earn equity awards subject to our achieving superior performance. This kind of program is generally referred to as an “outperformance plan” and the Company believes that it has become quite common in the REIT industry in recent years. The outperformance program is designed to reward management for shareholder value creation in terms of TSR above predetermined absolute and industry index thresholds over a five-year period. These TSR Awards were issued in the amounts of 3,375, 1,125 and 660 performance shares (the “Performance Shares”) to Messrs. Hersh, Lefkowitz and Thomas, respectively. The Performance Shares may vest in 20% increments over performance periods that may be established by the Compensation Committee from 2013 through 2017 subject to the attainment of a minimum stock price and either an absolute TSR Performance Target or a relative TSR Performance Target (the “TSR Performance Targets”) in comparison to a selection of peer group REITs (the “TSR Peer Companies”), in each case as shall be fixed by the Compensation Committee for each performance period. For the initial two-year performance period, the Compensation Committee recommended and the Board of Directors ratified the selection of the companies that comprise the SNL U.S. REIT Equity Index as the TSR Peer Companies for the TSR Performance Targets and fixed the minimum stock price at $30.00. Similar to the Multi-Year Performance Awards, (i) vesting of Performance Shares eligible to vest in a performance year will be accelerated in the event of a change of control of the Company, termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability; and (ii) the executive officers are entitled to dividend equivalent payments on Performance Shares, which are only payable upon vesting of such Performance Shares.

Also in September 2012, the Compensation Committee implemented a new deferred retirement compensation plan for executive officers pursuant to which the Company will make annual contributions of stock units representing shares of the Company’s Common Stock on January 1 of each year from 2013 through 2017 into a deferred compensation account maintained on behalf of each Messrs. Hersh, Lefkowitz and Thomas. The annual contribution for all five years under the plan for Messrs. Hersh, Lefkowitz and Thomas shall be in an amount of stock units equal to $500,000, $160,000 and $100,000, respectively. For 2013, the number of stock units was determined using a fixed grant date price of $30.00 per share. Annual contributions on January 1 of future years will be determined based on the closing price of the Company’s Common Stock the last trading day of the year prior to the grant date. Vesting of stock units eligible to vest in a performance year will be accelerated in the event of a change of control of the Company, termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death or disability. In addition, the executive officers are entitled to dividend equivalent payments on stock units, which are only payable upon vesting of such stock units.

During 2013, the Company paid base salaries to its executive officers in the following amounts: $1,050,000 to Mr. Hersh, $420,000 to Mr. Lefkowitz, $370,000 to Mr. Thomas and $300,000 to Mr. Krug. Mr. Krug’s base salary was increased from $275,000 to $300,000 for 2013 in light of his promotion to chief accounting officer in October 2012, but no other base salary adjustments were made for 2013 for the other named executive officers.

The total compensation paid to Messrs. Hersh, Lefkowitz and Thomas in 2013 was generally in the lower one-third of the range of total compensation paid to executives at the Peer Group REITs, as described below, and slightly below the 50th percentile for Mr. Krug.

Stockholder Say-on-Pay Advisory Vote

In 2013, we sought a stockholder say-on-pay advisory vote regarding executive compensation, and approximately 65% of the votes cast were in favor of our executive compensation. Although the Company’s executive compensation received approximately 96% approval in 2012 and 2011, the Company believes the decline in stockholder support of the Company’s executive compensation at the 2013 annual meeting was the result of the negative recommendation contained in the ISS report published on May 2, 2013.  The Compensation Committee viewed this vote of 65% approval as being supportive of the actions undertaken by the Compensation Committee in 2013 described above under the heading “Executive Compensation Philosophy and Overview.”  The Compensation Committee believes these changes, demonstrate meaningful progress toward and the ongoing commitment of the Board of Directors to address the primary concerns expressed by ISS and the Company’s institutional investors and aligned the Company’s executive compensation plans with stockholder expectations. We currently intend to continue to provide an annual, stockholder say-on-pay advisory vote regarding executive compensation.

Process for Determining Compensation

The Company has a “pay for performance” philosophy that it believes is reflected in its compensation programs. Through annual cash bonus awards and restricted Common Stock awards, the Company ties a substantial portion of total compensation to Company and individual performance. The Company follows this approach because it believes its executive officers should be compensated commensurate with the success of the Company and each executive officer’s contribution to that success. Base salaries are generally fixed in advance of each fiscal year based on existing contractual agreements and the recommendations of the Compensation Committee with respect to the President and Chief Executive Officer and the President and Chief Executive Officer with respect to the other named executive officers at levels that are generally within the median range of base salaries paid to executives at our Peer Group REITs described below and in all cases ratified by the Board of Directors.

Also in 2012, the Compensation Committee adopted three new multi-year compensation awards that were granted effective January 1, 2013 to accomplish the Company’s pay-for-performance philosophy and provide incentive compensation for management during the Company’s strategic transition into the multi-family residential sector.  These awards consisted of (i) multi-year restricted share awards (the “Multi-Year Performance Awards”); (ii) multi-year total stockholder return (“TSR”) based performance awards (the “TSR Awards”); and (iii) deferred retirement compensation plan awards (the “Deferred Retirement Awards”).   The Multi-Year Performance Awards and TSR Awards are equity-based performance awards that may be earned over varying performance periods established by the Compensation Committee, subject to the attainment of performance criteria to be established by the Compensation Committee. The Deferred Retirement Awards provide for deferred retirement compensation in the form of stock units whose value is tied to the performance of the Company’s Common Stock.  These awards also are designed to promote the success and enhance the value of the Company by linking the personal interests of the named executive officers to those of the Company’s stockholders by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders.  These awards, together with base salary and annual cash and stock bonuses, constitute the primary components of our executives’ compensation in 2013.

The performance of the Company’s President and Chief Executive Officer is evaluated toward the end of each fiscal year by the Compensation Committee with assistance from Gressle & McGinley, LLC, independent compensation consultants to the Compensation Committee (the “Compensation Consultant”). The performance of the Company’s other executive officers is evaluated toward the end of each fiscal year by the Compensation Committee in consultation with the Company’s President and Chief Executive Officer as well as with assistance from the Compensation Consultant, which parties collectively evaluate the Company’s and the individual executives’ performance. As President and Chief Executive Officer responsible for the strategic direction and long-term planning for the Company, Mr. Hersh oversees the day to day performance of the other named executive officers. As such, the Compensation Committee believes that Mr. Hersh is best suited to evaluate the performance of the other named executive officers and make recommendations for their compensation packages.

Following such performance analysis, the Compensation Committee, in consultation with the Company’s President and Chief Executive Officer, as well as with assistance from the Compensation Consultant, and based upon the recommendations of the President and Chief Executive Officer with respect to the other named executive officers, determines the appropriate combination of cash and stock-based compensation to pay to the Company’s executives in light of its primary objectives with respect to executive compensation. In determining the appropriate mix of such compensation and the appropriate amounts of any discretionary components, the Compensation Committee considers the competitiveness of the Company’s overall compensation arrangements in relation to fourteen comparable office REITs identified by the Compensation Consultant.  Based on an analysis conducted by the Compensation Consultant, the Compensation Committee determined that office REITs represent the most appropriate peers against which a comparative analysis is most meaningful because office REITs are the most likely source to recruit management talent.  In addition, the office sector tends to pay a premium relative to other sectors of real estate for the skills required to manage an office portfolio. The office REIT peer sample was selected with median total assets of approximately $5.99 billion and median square footage of properties of approximately 30.5 million (both metrics similar to the Company). The Company’s Peer Group REITs consist of the following REITs: Alexandria Real Estate Equities, Inc., BioMed Realty Trust, Boston Properties, Inc., Brandywine Realty Trust, Corporate Office Properties Trust, Inc., Digital Realty Trust, Douglas Emmett, Inc., Duke Realty Corporation, Highwoods Properties, Inc., Kilroy Realty Corporation, Liberty Property Trust, Parkway Properties, Inc., SL Green Realty Corp. and Vornado Realty Trust (collectively, the “Peer Group REITs”).

In 2013, compensation awards were not tied to a particular percentile relative to compensation paid by the Peer Group REITs and the Compensation Committee retained complete discretion with respect to the amount and allocation of compensation awards. Beginning in 2014, the Compensation Committee has adopted a formulaic bonus program for the President and Chief Executive Officer based on pre-determined performance metrics for annual cash and stock bonus awards set forth in the table below.

2014 President and Chief Executive Officer Performance Metrics

Metric	Weight	Threshold	Target	Maximum
2014 Absolute TSR	20%	8.0%	10.0%	12.0%

2014 FFO per Share	20%	$1.75 *	$1.85 *	$1.95 *

Same Store Net Operating Income (“NOI”) Growth	20%	2.0%	3.0%	4.0%

Ratio of Debt to Undepreciated Assets	20%	40.0%	37.5%	35.0%

Leadership & Strategic Vision	20%	Below expectations	Meets expectations	Exceeds expectations

2014 President and Chief Executive Officer Total Bonus Opportunity

Metric	Weight	Threshold	Target	Maximum
2014 Absolute TSR	20%	$263,000	$368,000	$473,000

2014 FFO per Share	20%	$263,000	$368,000	$473,000

Same Store NOI Growth	20%	$263,000	$368,000	$473,000

Ratio of Debt to Undepreciated Assets	20%	$263,000	$368,000	$473,000

Leadership and Strategic Vision	20%	$263,000	$368,000	$473,000

TOTAL:	100%	$1,313,000	$1,838,000	$2,363,000

*              Non-recurring, executive severance charges of $0.08 per share shall be added to 2014 FFO per share for purposes of determining satisfaction of the performance metric.

Under the bonus program for the President and Chief Executive Officer, all amounts payable in respect of performance targets that are met will be paid 50% in cash and 50% in common stock of the Company that will be fully vested upon issuance.  There is no payout under the program for performance below threshold.

Based on the timing of the stockholder outreach that occurred at the time of the 2013 Annual Meeting and consideration of bonus compensation practices at the Peer Group REITs during the Compensation Committee’s annual performance assessment processes that occurred during the fourth quarter of 2013, the Compensation Committee believes that 2014 was the earliest practicable period to adopt formulas and performance targets for annual bonuses for the President and Chief Executive Officer.  The Compensation Committee believed it was important to first adopt performance criteria for  the President and Chief Executive Officer in light of his leadership role and as the only executive officer with an employment agreement with the Company.  The Compensation Committee intends to consider performance metrics for annual cash and stock bonus awards for other executive officers at a later date taking into account of variety of factors, including the management changes at the Company announced on March 3, 2014.

The process by which the President and Chief Executive Officer evaluates the performance of the other named executive officers and by which the Compensation Committee evaluates the performance of the President and Chief Executive Officer and considers his recommendations with respect to the other named executive officers is a subjective process. Consideration is given to the role that the executive officer played, if any, in the Company’s achievement of the annual, flexible performance criteria established by the Compensation Committee each year and other achievements highlighted by the Compensation Committee during the year, and the amounts and components of compensation are designed to be aligned with the compensation levels and components of the Company’s Peer Group REITs. Consideration is also given to the Company’s location in the greater metropolitan New York area, which is one of the most competitive pay regions in the country. During this process, the President and Chief Executive Officer attends meetings of the Compensation Committee, discusses Peer Group REIT data directly with the Compensation Consultant, and reviews with the Compensation Committee the compensation data from the Peer Group REITs and discusses with the Compensation Committee the Company’s overall performance and specific Company achievements that will be considered as part of the evaluation process. As part of their review processes, the Compensation Committee, and the President and Chief Executive Officer, also considered the recommendations of the Chairman of the Board of Directors.

The performance of each named executive officer was analyzed based on a number of subjective performance factors, including: (i) the annual flexible performance criteria established by the Compensation Committee; (ii) the Company’s overall performance and the named executive officer’s responsibilities within the Company; (iii) the named executive officer’s role in achieving the Company’s business objectives; (iv) whether a compensation package for that executive officer, which aligns his compensation with the median compensation package of officers of the Peer Group REITs who perform similar functions, is appropriate; (v) whether the allocation of the named executive officer’s total compensation among base salary, cash bonus and equity compensation within the median range of awards to officers of the Peer Group REITs is appropriate in light of any circumstances unique to the Company; and (vi) appropriate year to year adjustments depending on the performance of the Company relative to the Peer Group REITs and in light of actual and individual performance, dynamic market conditions, and unforeseen and non-ordinary course events.

Compensation Consultant

Role of the Compensation Consultant.  The Compensation Committee retains the Compensation Consultant to assist with structuring the Company’s various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company’s executive officers and key employees. In 2013, the Compensation Committee retained its Compensation Consultant to assist with respect to: (i) the Company’s performance relative to the Peer Group REITs in terms of stockholder return (defined as dividends plus or minus stock price performance); and (ii) market ranges for salaries, as well as the nature and ranges of bonus and incentive compensation payments paid by the Peer Group REITs.

Determination of Compensation Consultant’s Objectivity.  The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. The Compensation Consultant was engaged by the Company in 2013 to act as an independent outside consultant to the Compensation Committee. The Compensation Committee closely examines the safeguards and steps that the Compensation Consultant takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•                  The Compensation Committee hired and has the authority to terminate the Compensation Consultant’s engagement for executive compensation related services;

•                  The Compensation Consultant is engaged by and reports directly to the Compensation Committee for all executive compensation services; and

•                  The Compensation Consultant has direct access to members of the Compensation Committee during and between meetings.

The Compensation Consultant performed only executive, board and other compensation-related services for the Compensation Committee, and did not perform, directly or indirectly through an affiliate, any other services for the Company in 2013. Based on a consideration of factors deemed relevant to the Compensation Committee regarding the Compensation Consultant, including without limitation the independence factors specific in Section 303A.05 of the NYSE Listed Company Manual, including the nature of the services provided, the amount of its fees, its policies and procedures to prevent conflicts of interest, its business or personal relationships with our directors and executive officers, and its stock ownership in us, the Compensation Committee concluded that the Compensation Consultant is independent and that the work of the Compensation Consultant has not raised any conflict of interest.

Analysis of 2013 Performance

In analyzing the performance of the named executive officers with respect to 2013 performance in general and with respect to the 2013 Performance Criteria in particular, the Compensation Committee noted, without limitation, specific accomplishments in 2013 in order of importance as follows:

(i)            That the Company maintained a strong balance sheet by accessing the capital markets with a successful underwritten public offering of $275 million of 3.15% ten-year unsecured notes in May 2013 and maintaining a debt to undepreciated asset ratio of less than 40% as of September 30, 2013;

(ii)           The Company’s successful refinancing of its $600 million unsecured revolving credit facility in July 2013 and its maintenance of a low balance on its revolving credit facility;

(iii)          The strategic diversification of the Company’s business into the multi-family residential sector;

(iv)          Management’s maintenance of a conservative risk management profile and an efficient operating structure with low senior executive overhead relative to the Company’s Peer Group REITs that resulted in performance consistency in a challenging economic environment;

(v)           That the Company successfully maintained its investment grade debt ratings; and

(vi)          That the Company’s 2013 performance was at or above levels established in the 2013 budget.

The Compensation Committee considered the above-listed achievements in 2013 against the significant decline in the Company’s stock price in 2013, the Company’s negative three and five year TSR, and the continued reduction in overall demand for commercial office properties in the Company’s core Northeast markets and the occupancy rates in the Company’s commercial office properties falling slightly below median occupancy rates at the Company’s Peer Group REITs.  Based on its evaluation of all of the foregoing criteria, the Compensation Committee determined that the Company did not achieve the 2013 Performance Criteria.

Consequently, the Compensation Committee determined that the 2013 vesting criteria in respect of the first tranche of the Multi-Year Performance Awards were not satisfied and such shares of restricted Common Stock for Messrs. Hersh, Lefkowitz and Thomas in the amounts of 42,000, 13,733 and 8,200 shares, respectively, did not vest.  Vesting of the first tranche of shares under the Multi-Year Performance Awards will roll-over to January 1, 2015, subject to the attainment of flexible performance criteria to be established by the Compensation Committee in 2014.

Although the failure to achieve the 2013 Performance Criteria resulted in the first tranche of the Multi-Year Performance Awards not vesting, as a result of achievements in 2013 discussed above, the Compensation Committee determined that it was appropriate to make discretionary grants of cash bonuses (in the amounts of $500,000, $255,000, $120,000 and $250,000 to Messrs. Hersh, Lefkowitz, Thomas and Krug, respectively) and restricted stock bonuses (in the amounts of 25,000, 8,000, 4,000 and 6,000 shares to Messrs. Hersh, Lefkowitz, Thomas and Krug, respectively).

As part of Mr. Hersh’s evaluation of the performance of Messrs. Lefkowitz, Thomas and Krug in achieving the Company’s 2013 accomplishments, Mr. Hersh considered how the role and responsibilities of each of the other named executive officers demonstrated competence in the discharge of his primary job function, leadership in his area of responsibility and an ability to create competitive advantages for the Company. Mr. Hersh noted how Messrs. Lefkowitz, Thomas and Krug, under his direction, had helped to complete the successful $275 million underwritten public offering of 3.15% ten-year notes in May 2013 and the successful refinancing of the Company’s $600 million unsecured revolving credit facility in July 2013.  Throughout his evaluation process, Mr. Hersh discussed these factors with the members of the Compensation Committee and the Chairman of the Board and considered their comments and the Peer Group REIT data compiled by the Compensation Consultant in making his final compensation recommendations to the Compensation Committee.

Realized Pay

The table below, which supplements the Summary Compensation Table on page 40 of this proxy statement, shows the compensation realized in 2013 and 2012 by each named executive officer. Our Multi-Year Performance Awards and TSR Awards allow the named executive officers to earn compensation based on performance over multiple years. The Summary Compensation Table requires that we report the grant date fair value of the first tranche of each of these equity-based awards that were made to our named executive officers in 2013.  The first tranche of the TSR Awards is not eligible to vest until December 31, 2014, and the Compensation Committee determined not to vest the first tranche of the Multi-Year Performance Awards that were eligible to vest on January 1, 2014.  While the Compensation Committee believes that these compensation awards functioned as designed with pay tied to performance, the required presentation of the 2013 grant date fair value of these awards for accounting purposes in the Summary Compensation Table attributes compensation to the named executive officers that has not been earned by or paid to the named executive officers.

It should be noted that there is no assurance that the named executive officers would actually realize the value attributed to these stock awards even in this supplemental table, since the ultimate value of the stock awards will depend on when the shares vest and are subsequently sold. This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Compensation Committee believes is useful in facilitating an understanding of 2013 realized compensation amounts to executive officers.  Specifically, the Compensation Committee noted that Mr. Hersh’s total compensation as reported in the Summary Compensation Table for 2013 is at the 47th percentile compared to other chief executive officers of the ISS peer group for the Company (which is different from the Peer Group REITs identified by the Company’s Compensation Consultant), however Mr. Hersh’s realized pay in 2013 as described in the table below is at the 20th percentile of the ISS peer group from the 2013 ISS report for the Company.  Moreover, Mr. Hersh’s realized pay in 2013 represents an approximately 25% reduction in his realized pay from 2012 and is approximately 32% less than his total compensation as reported in the Summary Compensation Table under applicable accounting rules.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	All Other Compensation($)(2)	Total ($)
Mitchell E. Hersh	2013	1,050,000	500,000	512,403	771,017	2,833,420
President and Chief Executive Officer	2012	1,050,000	1,000,000	1,344,296	371,729	3,766,025

Barry Lefkowitz	2013	420,000	255,000	163,969	288,839	1,127,808
Former Executive Vice President and Chief Financial Officer	2012	420,000	505,000	561,056	165,598	1,651,654

Roger W. Thomas	2013	370,000	120,000	81,984	163,792	735,776
Former Executive Vice President, General Counsel and Secretary	2012	370,000	400,000	306,703	84,006	1,160,709

Anthony Krug	2013	300,000	250,000	122,977	—	672,977
Chief Accounting Officer and Acting Chief Financial Officer	2012	275,000	200,000	—	4,500	479,500

(1)                                 “Stock Awards” realized in 2013 excludes the grant date fair value of the first tranches of the Multi-Year Performance Awards and Multi-Year TSR Awards which have not vested and consist solely of the annual restricted Common Stock bonus awards granted to each of the named executive officers on December 10, 2013 described in “Compensation Discussion and Analysis—Annual Restricted Common Stock Bonus Compensation” in the amounts of 25,000, 8,000, 4,000 and 6,000 shares of restricted Common Stock granted to Messrs. Hersh, Lefkowitz, Thomas, and Krug, respectively, with a grant date fair value per share of $20.4961 per share calculated in accordance with ASC 718.

(2)                                 “All Other Compensation” Realized in 2013 consists of the same compensation items described in notes 5 and 6 to the Summary Compensation Table without any exclusions.  These amounts include a tax gross-up payment made in January 2013 in connection with the vesting of the final tranche of an equity award from September 2007.  This represents the final tax gross-up payment that will be made in respect of any such equity awards as the Compensation Committee adopted a policy eliminating tax gross-up payments in 2008.

Components of Compensation in 2013

Compensation of the Company’s executive officers in 2013 was comprised of six primary components: (i) annual base salaries; (ii) annual discretionary cash bonuses; (iii) annual discretionary restricted Common Stock bonus awards that are fully vested upon issuance, but subject to transfer restrictions; (iv) Long-Term Incentive Plan (“LTIP”) awards in the form of the Multi-Year Performance Awards subject to deferred vesting over a five to seven year period, which vesting is dependent upon the achievement of flexible performance measures determined each year by the Compensation Committee; (v) LTIP awards in the form of the TSR Awards subject to Company performance based on a minimum stock price and TSR hurdles over performance periods that may be fixed by the Compensation Committee; and (vi) the Deferred Retirement Awards that provide long-term retirement benefits the value of which is tied to the Company’s stock price. The Company’s executive officers also receive limited perquisites and a variety of benefits that are available generally to all of the Company’s employees. Each of the material components of compensation of the named executive officers in 2013 is discussed in further detail below.

In determining the specific amounts of each of the components of compensation paid to Messrs. Hersh, Lefkowitz, Thomas and Krug in 2013, the Compensation Committee directed the Compensation Consultant to compile salary, bonus and incentive compensation data for the Peer Group REITs. During the third and fourth quarters of 2013, the Compensation Committee analyzed the compensation data from the Peer Group REITs prepared by its Compensation Consultant and considered the 2013 Performance Criteria, the Company’s overall financial performance and achievements in 2013, and the individual performance of the named executive officers. Based upon this analysis and the recommendations of the President and Chief Executive Officer with respect to Messrs. Lefkowitz, Thomas and Krug, the Compensation Committee determined to set the total compensation for each of Messrs. Hersh, Lefkowitz, Thomas and Krug for 2013, consisting of base salary, cash bonus, restricted Common Stock bonus, LTIP awards and Deferred Retirement Award contributions in 2013, which compensation was in the lower one-third of compensation paid to executive officers serving in comparable positions at the Company’s Peer Group REITs.

The allocation of each component of compensation of the President and Chief Executive Officer is determined by the Compensation Committee in its sole discretion based upon a review of Peer Group REIT data compiled by its Compensation Consultant and the Compensation Committee’s subjective analysis of the President and Chief Executive Officer’s execution of the Company’s business objectives in 2013. As part of this process, the Compensation Committee reviews with the President and Chief Executive Officer his performance during the year and also considers the recommendations of the Chairman of the Board of Directors.

The allocation of each component of compensation of the other named executive officers is determined by the Compensation Committee, based upon its review of the Peer Group REIT data compiled by its Compensation Consultant and the recommendations of Mr. Hersh. During this process, Mr. Hersh attends meetings of the Compensation Committee, discusses Peer Group REIT data directly with the Compensation Consultant, and reviews with the Compensation Committee the compensation data from the Peer Group REITs and discusses with the Compensation Committee the Company’s overall performance and specific Company achievements that will be considered as part of the evaluation process. In evaluating the performance of named executive officers, the Compensation Committee and Mr. Hersh will consider the annual, flexible performance criteria established by the Compensation Committee but do not utilize specific, rigid performance benchmarks or fixed performance targets. Mr. Hersh’s evaluation of the performance of each named executive officer considers a number of subjective factors, including: (i) the Company’s overall performance and the named executive officer’s responsibilities within the Company; (ii) the named executive officer’s role in achieving the Company’s business objectives; (iii) whether a compensation package for that executive officer that aligns his compensation with the median range of compensation packages of officers of the Peer Group REITs who perform similar functions is appropriate (which generally was the case in 2013); (iv) whether the allocation of the named executive officer’s total compensation among base salary, cash bonus and equity compensation bonus within the median range of awards to officers of the Peer Group REITs is appropriate in light of any circumstances unique to the Company (which generally was the case in 2013); and (v) appropriate year to year adjustments depending on the performance of the Company relative to the Peer Group REITs and in light of actual and individual performance, dynamic market conditions, and unforeseen and non-ordinary course events, of which there were none in 2013. As part of his review process, Mr. Hersh also considers the recommendations, if any, of the Chairman of the Board of Directors.

The Compensation Committee reviews Mr. Hersh’s recommendations with respect to the compensation packages of the other named executive officers, the compensation data from the Peer Group REITs compiled by the Compensation Consultant and makes a final determination with respect to the compensation of all of the named executive officers after discussions with the Compensation Consultant, the Chairman of the Board of Directors and Mr. Hersh. The Compensation Committee’s compensation determinations are presented to and ratified by the full Board of Directors of the Company shortly after such determinations are made by the Compensation Committee and before any compensation awards are finalized. Pursuant to the authority vested in the Compensation Committee set forth in its charter, it has complete discretion with respect to the compensation of the named executive officers. Total 2013 compensation of Messrs. Hersh, Lefkowitz, Thomas and Krug is generally within the lower one-third of compensation paid to executive officers serving in comparable positions at the Company’s Peer Group REITs.

In analyzing the performance of Messrs. Hersh, Lefkowitz, Thomas and Krug in 2013, the Compensation Committee considered all of the factors discussed under the heading “Analysis of 2013 Performance” above. As part of Mr. Hersh’s evaluation of the performance of Messrs. Lefkowitz, Thomas and Krug in accomplishing the 2013 Company achievements, Mr. Hersh considered how their respective roles and responsibilities demonstrated competence in the discharge of his primary job function, leadership in his area of responsibility and an ability to create competitive advantages for the Company, as described under the heading “Analysis of 2013 Performance” above. Throughout his evaluation process, Mr. Hersh discussed these factors with the members of the Compensation Committee and considered their comments and the Peer Group REIT data compiled by the Compensation Consultant in making his final compensation recommendations to the Compensation Committee. In 2013, the Compensation Committee accepted all of Mr. Hersh’s recommendations with respect to the compensation determinations of Messrs. Lefkowitz, Thomas and Krug. Each of the components of compensation of the named executive officers in 2013 is discussed in further detail below.

Base Salaries.  The base compensation levels for the Company’s executive officers are set prior to the beginning of each fiscal year to compensate the executive officers for the functions they will perform in each such fiscal year. The base compensation levels for Messrs. Hersh, Lefkowitz and Thomas are based on the employment agreements entered into in December 1997, as amended and restated in July 1999 for each of Messrs. Hersh, Lefkowitz and Thomas. The Compensation Committee believes that the base salaries generally are appropriate as base compensation to compensate the Company’s executive officers for the functions they perform and other considerations. Base salaries are reviewed annually in consultation with the President and Chief Executive Officer and with assistance from the Compensation Consultant and may be adjusted upward by the Compensation Committee and based upon the recommendations of the President and Chief Executive Officer with respect to the other named executive officers from time to time in advance of any fiscal year. In December 2013, the Compensation Committee determined to maintain the base salary of each of the named executive officers in 2014 at the same amount paid in 2013, except that the Compensation Committee approved an increase of Mr. Krug’s salary from $300,000 to $325,000 for 2014 to better align his base salary with the other named executive officers in light of his promotion to chief accounting officer in October 2012.

Annual Cash Bonus Compensation.  The Company’s policy of awarding annual cash bonuses is designed to specifically relate executive pay to Company and individual performance and to provide financial rewards for the achievement of substantive Company objectives, and discretionary annual cash bonuses for the executive officers are provided for in each of their respective employment agreements. For 2013, the executive officers were not entitled to any minimum bonus amount.  The Company did not establish set performance targets or milestones—numerical or otherwise—at the beginning of 2013 for the purpose of determining annual cash bonus amounts. Instead, such amounts were determined based primarily on the performance of the Company and its executive officers, as determined in the fourth quarter of 2013 by the Compensation Committee with assistance from the Compensation Consultant and based upon the recommendations of the President and Chief Executive Officer. Additionally, the types and amounts of other elements of compensation paid to the Company’s executive officers are considered by the Compensation Committee in establishing cash bonus amounts. The achievement of the Company’s overall financial goals generally is the most significant consideration in determining annual cash bonus compensation (e.g., attainment of annual, flexible performance criteria and the achievement of other noteworthy business objectives over the course of the fiscal period such as the commencement or completion of significant acquisitions or divestitures, leasing and tenant occupancy performance in its market, major property development activities and the completion of successful capital transactions such as equity or debt offerings or repurchases or mortgage financings). Although the Compensation Committee considers peer competitiveness data as a guide to the range of potential awards, ultimately such awards are based on its assessment of the Company’s and the individual’s performance and the attainment of the annual, flexible performance criteria established by the Compensation Committee each year. Because certain elements of the annual, flexible performance criteria are based on the Compensation Committee’s perception of such performance (which ultimately is a subjective determination), the probability that an executive officer will receive an annual cash bonus award and the amount of any such award cannot be quantified with any degree of certainty until the Compensation Committee is able to analyze annual financial and business results of the Company and assess individual performance for any given year.

The Compensation Committee awarded total annual bonuses in 2013 (consisting of the cash bonuses and restricted Common Stock bonuses described above) of $1,012,403, $418,969, $201,984 and $372,977 for Messrs. Hersh, Lefkowitz, Thomas and Krug, respectively, which were meaningfully reduced from the prior year. After determining the total annual bonus amounts for Messrs. Hersh, Lefkowitz, Thomas and Krug, the Compensation Committee allocates the bonuses among cash and restricted Common Stock awards based upon its consideration of Peer Group REIT data and the amount of cash bonus that the Compensation Committee believes is appropriate in light of current market conditions to reward past performance with a bonus of immediately available funds.

The Compensation Committee determined that the annual cash bonuses for 2013 in the amounts of $500,000, $255,000, $120,000 and $250,000 for Messrs. Hersh, Lefkowitz, Thomas and Krug, respectively, were appropriate for these named executive officers in light of (i) the Company’s overall performance; (ii) the factors discussed under the heading “Analysis of 2013 Performance” above; (iii) the officer’s individual performance; and (iv) the anticipated median range of cash bonus compensation to be paid to an executive of similar position at the Peer Group REITs.  Cash bonus amounts in 2013 represented between 49 and 67 percent of total annual bonus compensation for Messrs. Hersh, Lefkowitz, Thomas and Krug.  For 2014, the Compensation Committee has adopted a formulaic bonus program for the President and Chief Executive Officer based on pre-determined performance metrics for annual cash and stock bonus awards as further described under the heading “Process for Determining Compensation.”

Annual Restricted Stock Bonus Compensation.  At the time the Compensation Committee assessed 2013 performance in the fourth quarter of 2013, the Company had one compensation plan for its executive officers and other employees of the Company: the 2013 Incentive Stock Plan (the “2013 Plan”). Awards were granted to Messrs. Hersh, Lefkowitz, Thomas and Krug on December 10, 2013 under the 2013 Plan after consideration of a number of potential factors, including (i) the executive officer’s position in the Company; (ii) the factors discussed under the heading “Analysis of 2013 Performance” above; (iii) his performance and responsibilities; (iv) the extent to which he already holds an equity stake in the Company; (v) equity participation levels of comparable executives at the Peer Group REITs; and (vi) individual contribution to the success of the Company’s financial performance. However, the 2013 Plan does not provide any formulaic method for weighing these factors, and the decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

Since December 2003, the Compensation Committee has awarded a portion of the total annual bonus paid to each of the executive officers in the form of restricted Common Stock. Such shares of restricted Common Stock are fully vested upon issuance but are subject to a six (6) month restriction on transfer. The number of shares of restricted Common Stock issued to the executive officers is calculated by the Compensation Committee based upon the estimated grant date fair market value. The executive officers are not entitled to any minimum stock bonus amount.

The Compensation Committee awarded total annual bonuses in 2013 (consisting of the cash bonuses and restricted Common Stock bonuses described above) of $1,012,403, $418,969, $201,984 and $372,977 for Messrs. Hersh, Lefkowitz, Thomas and Krug, respectively, which were meaningfully reduced from the prior year. After determining the total annual bonus amounts for the named executive officers, the Compensation Committee allocates the bonuses among cash and restricted Common Stock awards based upon its consideration of Peer Group REIT data and the amount of restricted Common Stock bonus that the Compensation Committee believes is appropriate.

The Compensation Committee determined that the annual restricted Common Stock bonus awards of 25,000, 8,000, 4,000 and 6,000 shares for Messrs. Hersh, Lefkowitz, Thomas and Krug, respectively, were appropriate for the named executive officers in light of (i) the Company’s overall performance; (ii) the factors discussed under the heading “Analysis of 2013 Performance” above; (iii) the officer’s individual performance; and (iv) the anticipated median range of equity bonus compensation to be paid to an executive of similar position at the Peer Group REITs. Restricted Common Stock bonus awards in 2013 represented between 33 and 51 percent of total annual bonus compensation for Messrs. Hersh, Lefkowitz, Thomas and Krug. The 2013 restricted Common Stock bonus awards were established by the Compensation Committee at levels intended to reward past performance as well as to align the executive’s interests with those of the Company’s stockholders as an incentive for future performance.  For 2014, the Compensation Committee has adopted a formulaic bonus program for the President and Chief Executive Officer based on pre-determined performance metrics for annual cash and stock bonus awards as further described under the heading “Process for Determining Compensation.”

LTIP Awards.  The Company utilizes LTIP awards in the form of performance-based equity awards to promote the success and enhance the value of the Company by providing the named executive officers with a long-term incentive for outstanding performance. The LTIP awards generally are subject to deferred vesting over a five to seven year period, which vesting is dependent upon the achievement of performance measures determined each year by the Compensation Committee.

Multi-Year Performance Awards

In light of the expiration of the performance and vesting periods under the multi-year performance awards adopted in September 2007 with respect to performance periods from 2008 through 2013, on September 12, 2012, the Compensation Committee approved and the Board of Directors ratified the grant of new LTIP awards in the form of the Multi-Year Performance Awards for each of Messrs. Hersh, Lefkowitz and Thomas, which were issued on January 2, 2013, in the amounts of 210,000, 68,667 and 41,000 shares, respectively. The Compensation Committee fixed the number of shares issued to each named executive officer pursuant to the Multi-Year Performance Awards and the vesting schedule for such shares at amounts that were intended to yield, over the course of the performance period, a potential range of annual equity compensation that would constitute approximately the same percentage of total annual compensation each year and result in approximately the same ratios of base salary, cash bonus, stock bonus and LTIP compensation to total annual compensation each year. The Compensation Committee then considers the value of each tranche of the LTIP award that may vest each year in determining the individual elements of compensation that year and intends for the range of total annual compensation for each named executive officer to be consistent with the current total annual compensation compared to the compensation of those officers performing similar functions at the Peer Group REITs.

Dividends on unvested shares under the Multi-Year Performance Awards shall be held in escrow and shall only be payable to the executive officers upon vesting. Vesting of all of the Multi-Year Performance Awards will be accelerated in the event of a change of control of the Company, termination of employment by the Company without cause, termination of employment by the award recipient for good reason, death or disability.

The Multi-Year Performance Awards were eligible to commence vesting on January 1, 2014, with the number of restricted shares of Common Stock scheduled to be vested and earned on each vesting date on an annual basis over a five to seven year period equal to:

(i)                                     20% of such Restricted Shares on January 1, 2014;

(ii)                                  20% of such Restricted Shares on January 1, 2015;

(iii)                               20% of such Restricted Shares on January 1, 2016;

(iv)                              20% of such Restricted Shares on January 1, 2017; and

(v)                                 20% of such Restricted Shares on January 1, 2018, with any unvested Restricted Shares carried forward into 2019 and 2020.

Each tranche of Restricted Shares eligible to vest each year shall be subject to the attainment of annual, flexible performance criteria to be established each year by the Compensation Committee.  As discussed above, the first 20% tranche of the Multi-Year Performance Awards did not vest on January 1, 2014. Vesting of the first tranche of shares under the Multi-Year Performance Awards will roll-over to January 1, 2015, subject to the attainment of flexible performance criteria to be established by the Compensation Committee in 2014. In connection with the resignations of Messrs. Lefkowitz and Thomas effective March 31, 2014, all 68,667 and 41,000 Restricted Shares for Messrs. Lefkowitz and Thomas, respectively, were vested together with the accrued but unpaid dividend payments.  See “Executive Compensation - Employment Contracts; Potential Payments Upon Termination or Change in Control.”

TSR Awards

Also on September 12, 2012, the Compensation Committee approved and the Board of Directors ratified the grant of the TSR Awards for each of Messrs. Hersh, Lefkowitz and Thomas, and on January 2, 2013 issued to Messrs. Hersh, Lefkowitz and Thomas 3,375, 1,125 and 660 Performance Shares. As discussed above under the heading “Stockholder Say-on-Pay Advisory Vote” the Compensation Committee approved and the Company amended the TSR Awards in response to the May 2, 2013 ISS report and institutional shareholder feedback, including the say on pay advisory vote at the Company’s 2013 annual meeting of stockholders.

The TSR Awards provide that individual tranches of Performance Shares may vest at the end of performance periods to be established from time to time by the Compensation Committee. The vesting of each tranche of Performance Shares is subject to the attainment at the end of each performance period of a minimum stock price and either an absolute TSR Performance Target or a relative TSR Performance Target in comparison to a selection of TSR Peer Companies, in each case as shall be fixed by the Compensation Committee for each performance period.

In 2013, the Compensation Committee fixed an initial two-year performance period under the TSR Awards and determined that the first tranche of 20% of the Performance Shares would be eligible to vest at the end of the initial two-year performance period ending December 31, 2014.  For this initial two-year performance period, the Compensation Committee recommended and the Board of Directors ratified the selection of the companies that comprise the SNL U.S. REIT Equity Index as the TSR Peer Companies for the relative TSR Performance Target. TSR, for purposes of the TSR Awards, shall be equal to the share appreciation (excluding dividends) in the relevant period. The Compensation Committee fixed a minimum price of $30.00 for the Company’s Common Stock in order for the first tranche of Performance Shares to vest on December 31, 2014, and established the following TSR Performance Targets for the initial two-year performance period ending December 31, 2014, either of which must be met for the performance shares to vest:

Absolute TSR Performance:

Absolute TSR Performance	Percentage of Target Payout Earned
17.5%	100.00%

Relative TSR Performance:

Relative TSR Performance	Percentage of Target Payout Earned
50th Percentile	100.00%

Upon such vesting, each Performance Share is convertible into up to $1,000 of the Company’s Common Stock valued as of the last day of the fiscal year in which such Performance Shares shall vest, with the actual amount of Performance Shares earned each year determined based on the extent to which the TSR Performance Targets have been satisfied.  Payouts under the TSR Awards may not exceed 100% of the target payout.

Pursuant to the TSR Awards, Messrs. Hersh, Lefkowitz and Thomas may earn up to $675,000, $225,000 and $132,000 in the Company’s Common Stock for each tranche of Performance Shares in respect of any performance period fixed by the Compensation Committee. Upon the issuance of shares of the Company’s Common Stock upon the vesting of any Performance Shares, Messrs. Hersh, Lefkowitz and Thomas shall be entitled to accrued dividends on such shares of the Company’s Common Stock as if they had been issued as of the date the Performance Shares had been issued, provided, however, that such dividends shall only be payable on the vesting date of the Performance Shares each performance period.

Vesting of Performance Shares eligible to vest in a performance period will be accelerated in the event of a change of control of the Company, termination of employment by the Company without cause, termination of employment by the award recipient for good reason, death or disability.  In connection with the resignations of Messrs. Lefkowitz and Thomas effective March 31, 2014, portions of their respective TSR Awards were vested and shares of Common Stock in respect of their TSR Awards and related dividend equivalents were issued.  See “Executive Compensation - Employment Contracts; Potential Payments Upon Termination or Change in Control.”

Deferred Compensation Retirement Plan.  On September 12, 2012, the Compensation Committee approved and the Board of Directors ratified the grant of the Deferred Retirement Awards for each of Messrs. Hersh, Lefkowitz and Thomas. Pursuant to the Deferred Retirement Compensation Awards, the Company will make annual contributions of stock units representing shares of the Company’s Common Stock on January 1 of each year from 2013 through 2017 into a deferred compensation account maintained on behalf of each Messrs. Hersh, Lefkowitz and Thomas. The annual contribution for Messrs. Hersh, Lefkowitz and Thomas shall be in an amount of stock units equal to $500,000, $160,000 and $100,000, respectively. Vesting of each annual contribution of stock units will occur on December 31 of each year, subject to continued employment. Upon the payment of dividends on the Company’s Common Stock, Messrs. Hersh, Lefkowitz and Thomas shall be entitled to dividend equivalent payments in respect of the stock units payable in the form of additional stock units; provided, however, that the dividend equivalent payments will be contributed only on the vesting date of the stock units each year. The stock units shall become payable within 30 days after the earliest of any of the following triggering events: (a) the executive’s death or disability; (b) the date of the executive’s separation from service to the Company; and (c) the effective date of a change in control, in each case as such terms are defined in the employment agreements of Messrs. Hersh, Lefkowitz and Thomas. Upon the occurrence of a triggering event, the stock units shall be paid in cash based on the closing price of the Company’s Common Stock on the date of such triggering event. Vesting of stock units eligible to vest in a performance year will be accelerated in the event of a change of control of the Company, termination of employment by the Company without cause, termination of employment by the award recipient for good reason, death or disability.

On January 2, 2013, the Company contributed 16,666.667, 5,333.333 and 3,333.333 stock units to Messrs. Hersh, Lefkowitz and Thomas, respectively, which amount was based upon a fixed stock price of $30.00.  On December 31, 2013, all of these stock units vested and the Company contributed additional dividend equivalent stock units in the amounts of 974.515, 311.845 and 194.903 stock units to Messrs. Hersh, Lefkowitz and Thomas, respectively.  In connection with the resignations of Messrs. Lefkowitz and Thomas effective March 31, 2014, all unvested and accrued but unpaid stock units vested for Messrs. Lefkowitz and Thomas and all of their stock units shall be paid in cash.  See “Executive Compensation - Employment Contracts; Potential Payments Upon Termination or Change in Control.”

401(k) Savings Plan.  The Company maintains a tax-qualified defined contribution plan for the benefit of all its eligible employees, including the named executive officers. The provisions and features of the plan apply to all participants in the plan, including the named executive officers. There were no discretionary matching or profit sharing contributions made by the Company to the plan on behalf of the named executive officers for 2013.

Severance and Change-in-Control Payments.  Pursuant to their employment agreements entered into in 1999 (in the case of Messrs. Hersh, Lefkowitz and Thomas), each of Messrs. Hersh, Lefkowitz and Thomas is eligible for certain benefits upon the occurrence of a change in control or in certain instances upon termination of employment. The provisions governing such payments are designed to be competitive with comparable employment contract provisions of executive officers of other public REITs. The employment agreements of each of Messrs. Hersh, Lefkowitz and Thomas provide for the payment of specified benefits in the event of the executive’s termination following a change in control, the executive’s termination for “good reason” or the executive’s involuntary termination “without cause” (as such terms are defined in the respective employment agreements). The potential payments to be made to Messrs. Hersh, Lefkowitz and Thomas upon termination following a change in control are designed to keep the executive officers engaged both before and during an impending business combination to ensure continuity in management during a change in control. When the Compensation Committee made its various annual compensation determinations during the last fiscal year, it assumed that none of the payment triggers would occur during the period with respect to which such compensation determinations were made. Consequently, these arrangements did not impact the Company’s overall compensation objectives or affect determinations with respect to annual compensation levels of the named executive officers.

Each of the employment agreements of Messrs. Hersh, Lefkowitz and Thomas was negotiated at arm’s length, was approved by the Board of Directors and reflects severance triggers and benefits that, at the time the agreements were entered into, the Board of Directors believed to have been market terms and in the best interests of the Company and its stockholders. In consideration of the long-term commitment to the Company of Messrs. Hersh, Lefkowitz and Thomas pursuant to the terms and conditions of their respective employment agreements, which include non-compete provisions, the Board of Directors believes that the severance benefits payable to them in connection with a termination without cause, for good reason or upon a change in control are necessary to attract and retain exceptional members of management by providing the named executive officers with the benefit of the remuneration for which they bargained.

The employment agreements for Messrs. Hersh, Lefkowitz and Thomas were entered into in 1999. The potential severance payments to be made to them have been set at amounts that, at the time the employment agreements were entered into, the Board of Directors believed were necessary to induce the named executive officers to enter into their respective employment agreements and which the Board of Directors believed would provide an ongoing performance incentive for the executive by removing the risk of unexpected, arbitrary termination of employment.

Upon termination due to death, disability, without cause, for good reason or in the event of a change in control, Messrs. Hersh, Lefkowitz and Thomas are entitled to receive a fixed cash payment of $8 million, $2.5 million and $2.5 million, respectively, pursuant to the terms and conditions of their respective employment agreements, in addition to other amounts pursuant to other equity compensation awards. See “Executive Compensation - Employment Contracts; Potential Payments Upon Termination or Change in Control.”

The Board of Directors believes that in the event of a termination due to death, disability, without cause, for good reason, or in certain circumstances in connection with a change in control, it is appropriate to pay these severance benefits and to accelerate the vesting of equity compensation awards, as the executive should not suffer the detriment of a breach of the employment agreement by the Company or a change in ownership. These severance payments were intended, at the time each employment agreement was entered into, to represent a multiple of the executive’s estimated total annual compensation, and represent a multiple of approximately four, three and three times the total annual compensation of Messrs. Hersh, Lefkowitz and Thomas, respectively, based on the total annual compensation at the time their respective employment agreements were entered into.  On March 1, 2014, Messrs. Lefkowitz and Thomas entered into separation agreements pursuant to which they each resigned as officers and employees of the Company effective March 31, 2014.  See “Executive Compensation - Employment Contracts; Potential Payments Upon Termination or Change in Control” for a summary of the amount payable under Mr. Hersh’s employment agreement in such events and under the separation agreements with Messrs. Lefkowitz and Thomas.

Other Compensation.  The Company offers limited perquisites to its executive officers, such as travel and transportation allowances. See note 6 under “Executive Compensation—Summary Compensation Table.” The Company does not offer qualified or non-qualified defined benefit plans to its executive officers or employees, nor does it offer non-qualified defined contribution plans.

Chief Executive Officer Compensation.  Mitchell E. Hersh, the President and Chief Executive Officer of the Company, received a base salary during 2013 of $1,050,000 pursuant to the employment agreement entered into in December 1997, as amended and restated in July 1999. Mr. Hersh also was paid a cash bonus of $500,000 in recognition of services performed during fiscal 2013. Mr. Hersh received no fees for his service as a director of the Company during fiscal 2013. The Compensation Committee recognizes Mr. Hersh’s contributions to the Company’s operations and attempts to ensure that the President and Chief Executive Officer’s compensation is commensurate with the compensation of chief executive officers of comparable corporations. On December 10, 2013, the Compensation Committee approved and the Board of Directors ratified the grant, effective December 10, 2013, of a bonus of 25,000 shares of restricted Common Stock to Mr. Hersh, as further described under the heading “Annual Restricted Stock Bonus Compensation” above.  Mr. Hersh’s total annual cash and restricted stock bonus award has decreased every year since 2009, and the amount of Mr. Hersh’s total annual cash bonus and restricted stock bonus award in 2013 represented a 37% reduction from his total bonus in 2012 and a 44% reduction from his total bonus in 2009.

The Compensation Committee and the Board of Directors deemed Mr. Hersh’s total compensation appropriate based upon a balancing of several factors.  These factors consisted primarily of the support of the Compensation Committee and the Board of Directors for Mr. Hersh as President and Chief Executive Officer, specifically with respect to his leadership in executing the Company’s multi-family residential strategy, balanced against stockholder concerns over the Company’s stock price.

The Compensation Committee’s policies and procedures for determining Mr. Hersh’s compensation are the same policies and procedures for determining the compensation of the other named executive officers. The compensation paid to the Company’s named executive officers during 2013, including Mr. Hersh, was fixed by the Compensation Committee based upon the Company’s overall performance, consideration of the factors discussed under the heading “Analysis of 2013 Performance” above, and the individual performance of the named executive officers at amounts that generally were within the lower one-third of the range of total compensation paid to the executive officers of similar positions at the Peer Group REITs. Fixing the compensation of the Company’s named executive officers at these amounts, resulted in a disparity between Mr. Hersh’s total compensation and that of the next highest compensated named executive officer of approximately $2.6 million. The Compensation Committee has determined that the compensation paid to Mr. Hersh is both consistent with the compensation paid to principal executive officers at the Peer Group REITs and appropriate in light of Mr. Hersh’s significant role with the Company, including without limitation his responsibilities for the strategic direction and long-term planning for the Company as its President. Mr. Hersh’s compensation package was presented to and ratified by the full Board of Directors of the Company shortly after it was set by the Compensation Committee and before any compensation awards were finalized. Based on the foregoing factors, the Compensation Committee believes that Mr. Hersh’s compensation as compared to both the principal executive officers of the Peer Group REITs and the other named executive officers of the Company is appropriate.

The Company has adopted Equity Ownership Guidelines for the Chief Executive Officer. The Compensation Committee believes the Equity Ownership Guidelines further align the interests of the Chief Executive Officer with stockholder value and requires the Chief Executive Officer to own an aggregate of 250,000 shares of the Company’s Common Stock (“Shares”) or units of limited partnership interest of Mack-Cali Realty, L.P. redeemable for Shares (“OP Units”), in any combination of Shares or OP Units as determined in the sole discretion of the Chief Executive Officer.  Mr. Hersh currently is in compliance with the Equity Ownership Guidelines for the Chief Executive Officer.

Executive Compensation and Option Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s proxy statement relating to the annual meeting of stockholders to be held on May 12, 2014. This report is provided by the following independent directors, who comprise all of the members of the Compensation Committee:

EXECUTIVE COMPENSATION AND OPTION COMMITTEE OF THE BOARD OF DIRECTORS Alan G. Philibosian, Chairman Kenneth M. Duberstein Vincent Tese

Executive Compensation and Option Committee Interlocks and Insider Participation

The Compensation Committee consists of Alan G. Philibosian, chairman, Kenneth M. Duberstein and Vincent Tese. No member of the Compensation Committee was at any time in 2013 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related-person transaction in the section “Certain Relationships and Related Transactions.” No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee at any time in 2013.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of the chief executive officer, the chief financial officer, and the two most highly compensated executive officers of the Company (there being no other executive officers of the Company) other than the chief executive officer and the chief financial officer (collectively, the “Named Executive Officers”) for the Company’s fiscal years ended December 31, 2013, 2012 and 2011:

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(3)		All Other Compensation($)		Total ($)
Mitchell E. Hersh	2013	1,050,000	500,000	1,816,038	(4)	771,017	(5)(6)	4,137,055
President and Chief Executive	2012	1,050,000	1,000,000	1,344,296		371,729		3,766,025
Officer	2011	1,050,000	1,000,000	1,480,731		408,583		3,939,314

Barry Lefkowitz(1)	2013	420,000	255,000	590,823	(4)	288,839	(5)(6)	1,554,662
Former Executive Vice President and	2012	420,000	505,000	561,056		165,598		1,651,654
Chief Financial Officer	2011	420,000	505,000	617,925		183,476		1,726,401

Roger W. Thomas(2)	2013	370,000	120,000	336,533	(4)	163,792	(5)(6)	990,325
Former Executive Vice President,	2012	370,000	400,000	306,703		84,006		1,160,709
General Counsel and Secretary	2011	370,000	400,000	348,891		92,933		1,211,824

Anthony Krug	2013	300,000	250,000	122,977	(4)	—		672,977
Chief Accounting Officer and	2012	275,000	200,000	—		4,500		479,500
Acting Chief Financial Officer	2011	275,000	190,000	—		4,500		469,500

(1)                                 On March 1, 2014, Mr. Lefkowitz resigned as Executive Vice President and Chief Financial Officer of the Company effective March 31, 2014.

(2)                                 On March 1, 2014, Mr. Thomas resigned as Executive Vice President, General Counsel and Secretary of the Company effective March 31, 2014.

(3)                                 The Company accounted for stock options and restricted Common Stock awards granted prior to 2002 using the intrinsic value method prescribed in the previously existing accounting guidance on accounting for stock issued to employees. In 2002, the Company adopted the provisions of Accounting Standards Codification (“ASC”) 718, and in 2006, the Company adopted the amended guidance. For a discussion of the Company’s accounting treatment of its equity compensation awards, see Note 2: Significant Accounting Policies—Stock Compensation, to the Company’s financial statements on page 89 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. All stock awards are reported based on the grant date fair value in accordance with ASC 718.

(4)                                 Represents the following equity-based awards calculated in accordance with ASC 718:

(i)                                     annual restricted Common Stock bonus awards granted to each of the named executive officers on December 10, 2013 described in “Compensation Discussion and Analysis—Annual Restricted Common Stock Bonus Compensation” in the amounts of 25,000, 8,000, 4,000 and 6,000 shares of restricted Common Stock granted to Messrs. Hersh, Lefkowitz, Thomas, and Krug, respectively, with a grant date fair value per share of $20.4961 per share calculated in accordance with ASC 718;

(ii)                                  the grant date fair value of the first tranche of the Multi-Year Performance Awards described in “Compensation Discussion and Analysis—LTIP Awards” in the amounts of 42,000, 13,733 and 8,200 shares of restricted Common Stock granted to Messrs. Hersh, Lefkowitz and Thomas, respectively, with a grant date fair value of $28.805 per share calculated in accordance with ASC 718, which shares did not vest.  See “Executive Compensation - Realized Pay.”; and

(iii)                               the grant date fair value of the first tranche of the TSR Awards described in “Compensation Discussion and Analysis—TSR Awards” in the amounts of 675, 225 and 132 performance shares granted to Messrs. Hersh, Lefkowitz and Thomas, respectively, with a grant date fair value of $139 per share calculated in accordance with ASC 718, which shares are not eligible to vest until December 31, 2014.

(5)                                 Includes tax gross-up payments in the amounts of $281,044, $117,099 and $58,555 for Messrs. Hersh, Lefkowitz, and Thomas, respectively, relating to restricted Common Stock which vested on January 1, 2013.

(6)                                 Includes the following compensation:

(i)                                     the grant date fair value of stock units granted on January 2, 2013 and described in “Compensation Discussion and Analysis—Deferred Compensation Retirement Plan” in the amounts of 16,666.667, 5,333.333 and 3,333.333 stock units to Messrs. Hersh, Lefkowitz and Thomas, respectively, with a grant date fair value of $25.9825 per stock unit calculated in accordance with ASC 718;

(ii)                                  the grant date fair value of dividend equivalent stock units issued on December 31, 2013 in respect of the stock units described in paragraph (6)(i) above that vested on December 31, 2013 in the amounts of 974.515, 311.845 and 194.903 stock units to Messrs. Hersh, Lefkowitz and Thomas, respectively, with a grant date fair value of $21.70 per stock unit calculated in accordance with ASC 718;

(iii)                               Mr. Hersh’s Amended and Restated Employment Agreement with the Company entitles him to participate in a security plan of the Company, pursuant to which the Company provides a vehicle for Mr. Hersh’s exclusive use for which the Company incurred expenses of approximately $35,784  in 2013 and for which the Company expensed the full value in 2013; and

(iv)                              annual vehicle allowances for Messrs. Lefkowitz and Thomas in the amounts of $26,400 and $14,400, respectively, in 2013;

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards— Maximum($)(3)	Estimated Future Payouts Under Equity Incentive Plan Awards— Target(#)(4)	All Other Stock Awards: Number of Shares of Stock or Units(#)(5)	Grant Date Fair Value of Stock and Option Awards($)
Mitchell E. Hersh	01/02/13	675,000			93,825
President and Chief Executive	03/11/13		42,000		1,209,810
Officer	12/10/13			25,000	512,403

Barry Lefkowitz(1)	01/02/13	225,000			31,275
Former Executive Vice President	03/11/13		13,733		395,579
and Chief Financial Officer	12/10/13			8,000	163,969

Roger W. Thomas(2)	01/02/13	132,000			18,348
Former Executive Vice President,	03/11/13		8,200		236,201
General Counsel and Secretary	12/10/13			4,000	81,984

Anthony Krug	12/10/13			6,000	122,977
Chief Accounting Officer and
Acting Chief Financial Officer

(1)                                 On March 1, 2014, Mr. Lefkowitz resigned as Executive Vice President and Chief Financial Officer of the Company effective March 31, 2014.

(2)                                 On March 1, 2014, Mr. Thomas resigned as Executive Vice President, General Counsel and Secretary of the Company effective March 31, 2014.

(3)                                 On January 2, 2013, each of Messrs. Hersh, Lefkowitz and Thomas were issued TSR Awards, which awards were amended and restated on June 12, 2013, pursuant to which Messrs. Hersh, Lefkowitz and Thomas may earn up to a maximum aggregate amounts of 3,375, 1,125 and 660 performance shares, respectively, subject to the attainment of a minimum stock price and either an absolute or relative total stockholder return relative to a peer group as of the end of any performance period that may be established by the Compensation Committee.  Each performance share represents the right to receive $1,000 of the Company’s Common Stock on the date of vesting.  The amounts reported represent the maximum amount that may be earned in respect of the first tranche of performance shares under the TSR Awards granted in 2013 for the initial two-year performance period that are eligible to vest on December 31, 2014.

(4)                                 On January 2, 2013, each of Messrs. Hersh, Lefkowitz and Thomas were issued LTIP awards of 210,000, 68,667 and 41,000 shares of restricted Common Stock, respectively, pursuant to the Multi-Year Performance Awards described in “Compensation Discussion And Analysis—LTIP Awards.” These shares of restricted Common Stock are eligible to vest on an annual basis over a five to seven year period beginning January 1, 2014, provided certain performance requirements to be established by the Compensation Committee each year are satisfied. The amounts reported represent the first tranche of shares under the Multi-Year Performance Awards eligible to vest on January 1, 2014 with a grant date fair value of $28.805 per share calculated in accordance with ASC 718 on March 11, 2013, which is the date that the Compensation Committee established and communicated to the named executive officers the 2013 Performance Criteria.  The Compensation Committee determined that 2013 Performance Criteria had not been satisfied and the first tranche of shares under the Multi-Year Performance Awards did not vest on January 1, 2014. Vesting of the first tranche of shares under the Multi-Year Performance Awards will roll-over to January 1, 2015, subject to the attainment of flexible performance criteria to be established by the Compensation Committee in 2014.

(5)                                 On December 10, 2013, Messrs. Hersh, Lefkowitz, Thomas and Krug were issued 25,000, 8,000, 4,000 and 6,000 shares of restricted Common Stock, respectively. Such shares of restricted Common Stock were fully vested as of the grant date. The recipients were, under the terms of all of such restricted share award agreements, prohibited from transferring any shares until six (6) months had elapsed from the grant date. The grant date fair market value of the restricted Common Stock calculated in accordance with ASC 718 is $20.4961 per share.

Outstanding Equity Awards At Fiscal Year-End

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Nonvested Shares or Units of Stock That Have Not Vested($)
Mitchell E. Hersh	210,000	(3)	4,510,800	(5)
President and Chief Executive Officer	3,375	(4)	3,375,000	(6)

Barry Lefkowitz(1)	68,667	(3)	1,474,967	(5)
Former Executive Vice President and Chief Financial Officer	1,125	(4)	1,125,000	(6)(7)

Roger W. Thomas(2)	41,000	(3)	880,680	(5)
Former Executive Vice President, General Counsel and Secretary	660	(4)	660,000	(6)(8)

(1)                                 On March 1, 2014, Mr. Lefkowitz resigned as Executive Vice President and Chief Financial Officer of the Company effective March 31, 2014.

(2)                                 On March 1, 2014, Mr. Thomas resigned as Executive Vice President, General Counsel and Secretary of the Company effective March 31, 2014.

(3)                                 Represents restricted shares of Common Stock awarded pursuant to the Multi-Year Performance Awards issued on January 2, 2013 that are eligible to vest on an annual basis over a five to seven year period beginning January 1, 2014, provided certain performance requirements to be established by the Compensation Committee each year are satisfied.  In connection with the resignations of Messrs. Lefkowitz and Thomas on March 31, 2014, 68,667 and 41,000 restricted shares of Common Stock vested for each of Messrs. Lefkowitz and Thomas, respectively.

(4)                                 Represent performance shares awarded pursuant to TSR Awards issued on January 2, 2013 pursuant to which Messrs. Hersh, Lefkowitz and Thomas may earn up to a maximum aggregate amounts of 3,375, 1,125 and 660 performance shares, respectively, subject to the attainment of a minimum stock price and either an absolute or relative total stockholder return relative to a peer group as of the end of any performance period that may be established by the Compensation Committee.  In connection with the resignations of Messrs. Lefkowitz and Thomas effective March 31, 2014, 225 and 660 performance shares, respectively, were vested for each of Messrs. Lefkowitz and Thomas.

(5)                                 Market value based upon a market price of the Common Stock of $21.48 per share, the closing price of the Common Stock on the NYSE on December 31, 2013, the last trading day of 2013.

(6)                                Each performance share under the TSR Awards has a fixed cash value of $1,000 payable in shares of the Company’s Common Stock on the applicable vesting date together with accrued and unpaid dividend equivalents also payable in shares of the Company’s Common Stock.

(7)                                 In connection with his resignation effective March 31, 2014, 225 performance shares vested for Mr. Lefkowitz and 11,457 shares of Common Stock were issued to him in respect of such performance shares and the related dividend equivalent payments. Mr. Lefkowitz’s remaining 900 performance shares were cancelled and forfeited.

(8)                                 In connection with his resignation effective March 31, 2014, 660 performance shares vested for Mr. Thomas, including 132 performance shares that vested automatically pursuant to the terms of Mr. Thomas’ TSR Award and 528 performance shares that were accelerated and vested in the discretion of the Board of Directors.   Mr. Thomas was issued 33,605 shares of Common Stock in respect of such performance shares and the related dividend equivalent payments.

Option Exercises and Stock Vested

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)(3)(4)		Value Realized on Vesting ($)(3)(4)
Mitchell E. Hersh	50,155		1,181,022
President and Chief Executive Officer
Barry Lefkowitz(1)	18,481		441,022
Former Executive Vice President and Chief Financial Officer
Roger W. Thomas(2)	9,241		220,524
Former Executive Vice President, General Counsel and Secretary
Anthony Krug	8,500	(5)	193,055
Chief Accounting Officer

(1)                                 On March 1, 2014, Mr. Lefkowitz resigned as Executive Vice President and Chief Financial Officer of the Company effective March 31, 2014.

(2)                                 On March 1, 2014, Mr. Thomas resigned as Executive Vice President, General Counsel and Secretary of the Company effective March 31, 2014.

(3)                                 On January 1, 2013, the following shares of restricted Common Stock vested: 25,155, 10,481 and 5,241 shares for Messrs. Hersh, Lefkowitz and Thomas, respectively. The value of such restricted Common Stock is based upon a market price of the Common Stock of $25.95, which was the closing price of the Common Stock on the NYSE on the first trading day after vesting.

(4)                                 On December 10, 2013, Messrs. Hersh, Lefkowitz, Thomas and Krug were issued 25,000, 8,000, 4,000 and 6,000 shares of restricted Common Stock, respectively. Such shares of restricted the Common Stock were fully vested as of the grant date. The value of the restricted Common Stock is based upon a market price of the Common Stock of $21.13, which was the closing price of the Common Stock on the NYSE on the grant date.

(5)                                 On January 15, 2013, 2,500 shares of restricted Common Stock vested for Mr. Krug.  The value of such restricted Common Stock is based upon a market price of the Common Stock of $26.51, which was the closing price of the Common Stock on the NYSE on the vesting date.

Pension Benefits

The Company does not offer qualified or non-qualified defined benefit plans to its executive officers or employees.

Non-Qualified Deferred Compensation

The Company does not offer non-qualified defined contribution or other deferred compensation plans to its executive officers or employees.

Employment Contracts; Potential Payments Upon Termination or Change in Control

Mitchell E. Hersh - Employment Agreement.  On July 1, 1999, following the appointment of Mitchell E. Hersh as Chief Executive Officer of the Company on April 18, 1999, the Company and Mr. Hersh amended and restated Mr. Hersh’s employment agreement with the Company, providing for a constant four year term. On December 9, 2008, the Company and Mr. Hersh amended his employment agreement to comply with the requirements of Section 409A (“Section 409A”) of the Code (as so amended, the “Amended and Restated Hersh Agreement”). In May 2004, Mr. Hersh was appointed to the additional position of President of the Company. Mr. Hersh’s current annual base salary is $1,050,000, with annual increases within the discretion of the Compensation Committee. Mr. Hersh also is eligible to receive an annual bonus, restricted share awards and options within the discretion of the Board of Directors or the Compensation Committee, as the case may be.

On December 10, 2013, 25,000 shares of restricted Common Stock were issued to Mr. Hersh which were fully vested upon issuance and subject to a six month restriction on transfer. Pursuant to the Multi-Year Performance Awards authorized by the Board of Directors on September 12, 2012, on January 2, 2013 Mr. Hersh was issued 210,000 shares of restricted Common Stock which were eligible to commence vesting on January 1, 2014. The vesting of such shares is subject to the attainment of annual performance goals to be set by the Compensation Committee for each year and an entitlement to dividend equivalent payment upon vesting, with the number of shares scheduled to be vested and earned on each vesting date on an annual basis over a five to seven year period, provided certain performance requirements are satisfied, generally equal to 20% of such restricted Common Stock on the vesting date in each year, with any unvested stock carried forward into subsequent years including year six and year seven. See “Compensation Discussion and Analysis—LTIP Awards.” The Compensation Committee determined that 2013 Performance Criteria had not been satisfied and the first tranche of 42,000 shares of restricted Common Stock did not vest on January 1, 2014.

Mr. Hersh is required to devote substantially all of his business time to the affairs of the Company and, subject to certain excluded activities, generally is restricted during the term of his employment and in the event his employment is terminated by the Company for “cause” or by him without “good reason,” for a period of one year thereafter, from conducting any office-service, flex or office property development, acquisition or management activities within the continental United States. In the event that Mr. Hersh is terminated for “cause” or by him without “good reason,” then he would be entitled to the following benefits:

(i)                                     any unpaid annual base salary at the rate then in effect accrued through and including the date of termination;

(ii)                                  any earned but unpaid incentive compensation or bonuses; and

(iii)                               the right to retain and/or receive any shares of restricted Common Stock which have vested as of the last day of the Company’s fiscal year coincident or immediately preceding his termination, and the corresponding tax gross-up payment, irrespective of whether the determination is made after the date of termination.

In the event that Mr. Hersh is terminated without “cause” or due to his death or “disability,” or if he terminates his employment for “good reason,” or if he terminates his employment for any reason within six (6) months of a “change in control,” then he would be entitled to the following benefits:

(i)                                     an aggregate cash payment of $8,000,000 fixed by the Amended and Restated Hersh Agreement;

(ii)                                  reimbursement of expenses incurred prior to the date of termination;

(iii)                               immediate vesting of 210,000 unvested shares of restricted Common Stock, which were issued to Mr. Hersh on January 2, 2013, with an estimated present value of $4,510,800, assuming such shares had been outstanding on the assumed termination date of December 31, 2013, and based upon a market price of the Common Stock of $21.48 per share, which was the closing price of the Common Stock on the NYSE on December 31, 2013, the last trading day of 2013;

(iv)                              an aggregate cash payment for unpaid dividend equivalent rights in respect of the 210,000 unvested shares of restricted Common Stock, which were issued to Mr. Hersh on January 2, 2013, equal to $315,000 as of December 31, 2013;

(v)                                 immediate vesting of 675 unvested performance shares which were issued to Mr. Hersh on January 2, 2013 in respect of the initial two-year performance period under the TSR Awards with a fixed value of $675,000 plus $47,138 for accrued dividend equivalents and payable in 33,620 shares of Common Stock based upon a market price of the Common Stock of $21.48 per share, which was the closing price of the Common Stock on the NYSE on December 31, 2013, the last trading day of 2013;

(vi)                              an aggregate cash payment of $2,378,933 for all vested and unvested stock units and future cash contributions pursuant to the Deferred Retirement Compensation Award granted to Mr. Hersh on January 2, 2013; and

(vii)                           the continuation of health insurance coverage through the end of his unexpired employment period should his employment be terminated by the Company without “cause,” by him for “good reason” or on account of his “disability” or death. The value of such benefits at December 31, 2013 is estimated to be approximately $77,000.

Under the Amended and Restated Hersh Agreement:

(i)                                     “cause” is defined as:

(a)                                 willful and continued failure to use best efforts to substantially perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes he has not substantially performed his duties;

(b)                                 willful misconduct and/or willful violation of the covenant to not disclose confidential information about the Company contained in Paragraph 11 of the Amended and Restated Hersh Agreement, which is materially economically injurious to the Company and the Operating Partnership taken as a whole;

(c)                                  the willful violation of the covenant not to compete contained in Paragraph 13 of the Amended and Restated Hersh Agreement; or

(d)                                 conviction of, or plea of guilty to, a felony.

For purposes of the definition of “cause” under the Amended and Restated Hersh Agreement, no act, or failure to act, on his part shall be considered “willful” unless done, or omitted to be done, by him (I) not in good faith and (II) without reasonable belief that his action or omission was in furtherance of the interests of the Company.

(ii)                                  “disability” is defined as a determination by the Company, upon the advice of an independent qualified physician, that he has become physically or mentally incapable of performing his duties under the Amended and Restated Hersh Agreement and that such disability has disabled him for a cumulative period of one hundred eighty (180) days within a twelve (12) month period.

(iii)                               “good reason” is defined as:

(a)                                 a material breach of the Amended and Restated Hersh Agreement by the Company, including but not limited to an assignment to him of duties materially and adversely inconsistent with his status as Chief Executive Officer or a member of the Board of Directors, or a material or adverse alteration in the nature of or diminution in his duties and/or responsibilities, reporting obligations, titles or authority;

(b)                                 a reduction in his annual base salary or material reduction in other benefits (except for bonuses or similar discretionary payments) as in effect at the time in question, a failure to pay such amounts when due or any other failure by the Company to furnish the compensation and benefits required by Paragraph 4 of the Amended and Restated Hersh Agreement;

(c)                                  termination within six (6) months of receipt of a notice of non-renewal of the term of the Amended and Restated Hersh Agreement;

(d)                                 termination on or within six (6) months of a change in control;

(e)                                  upon any purported termination of his employment for cause which is not effected pursuant to the procedures required by Paragraph 5 of the Amended and Restated Hersh Agreement;

(f)                                   upon the relocation of the Company’s principal executive offices or his own office location to a location that is more than thirty (30) miles away from Cranford, New Jersey; or

(g)                                  his failure to be appointed or reappointed as a member of the Board of Directors.

(iv)                              “change in control” is defined as the occurrence of any of the following events:

(a)                                 if any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act, other than an employee benefit plan sponsored by the Company, becomes the “beneficial owner,” as such term is used in Section 13 of the Exchange Act (without regard to any vesting or waiting periods) of (I) Common Stock or any class of stock convertible into Common Stock, and/or (II) common or preferred units of the Operating Partnership or any other class of units convertible into common units, in an amount equal to twenty percent (20%) or more of the sum total of the Common Stock and the common units (assuming conversion into common equity of all outstanding classes of stock and units) issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction;

(b)                                 if any Common Stock is purchased pursuant to a tender or exchange offer;

(c)                                  upon the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the stockholders of the Company and unitholders of the Operating Partnership taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than fifty percent (50%) of the surviving or acquiring company and partnership taken as a whole; or

(d)                                 upon a turnover, during any two (2) year period, of the majority of the members of the Board of Directors, without the consent of the remaining members of the Board of Directors as to the appointment of the new members.

Under the Amended and Restated Hersh Agreement, if Mr. Hersh is deemed to be a “specified employee” under Section 409A, to the extent any severance payments to Mr. Hersh constitute deferred compensation subject to Section 409A, such payments must be made to an irrevocable “rabbi” trust in form and substance reasonably satisfactory to Mr. Hersh. These severance payments and accrued interest would be paid to Mr. Hersh in a lump sum on the earlier to occur of: (i) the first day of the seventh month following his separation from service; or (ii) his date of death.

Barry Lefkowitz - Employment and Separation Agreements.  On July 1, 1999, the Company and Barry Lefkowitz amended and restated Mr. Lefkowitz’s employment agreement with the Company and on December 9, 2008, the Company and Mr. Lefkowitz amended his employment agreement to comply with the requirements of Section 409A (as so amended, the “Amended and Restated Lefkowitz Agreement”). The terms and conditions of the Amended and Restated Lefkowitz Agreement are generally similar to those of the Amended and Restated Hersh Agreement, except that Mr. Lefkowitz’s annual base salary for 2013 and 2014 was $420,000.  On March 1, 2014, the Company and Mr. Lefkowitz entered into a Settlement and General Release Agreement (the “Lefkowitz Separation Agreement”) that provided for Mr. Lefkowitz’s separation from the Company effective as of March 31, 2014.

The Lefkowitz Separation Agreement provides that Mr. Lefkowitz shall receive the following compensation in connection with his separation from the Company:

(i)                                     an aggregate cash payment of $2,500,000 fixed by the Amended and Restated Lefkowitz Agreement;

(ii)                                  reimbursement of $60,000 of expenses incurred prior to the date of termination;

(iii)                               immediate vesting of 68,667 unvested shares of restricted Common Stock, which were issued to Mr. Lefkowitz on January 2, 2013, with an estimated present value of $1,527,841 based upon a market price of the Common Stock of $22.25 per share, which was the closing price of the Common Stock on the NYSE on February 28, 2014, the last trading day prior to the effective date of the Lefkowitz Separation Agreement;

(iv)                              an aggregate cash payment for unpaid dividend equivalent rights in respect of the 68,667 unvested shares of restricted Common Stock, which were issued to Mr. Lefkowitz on January 2, 2013, equal to $123,601;

(v)                                 immediate vesting of 225 unvested performance shares and related dividend equivalent payments which were issued to Mr. Lefkowitz on January 2, 2013 under the TSR Awards payable in 11,457 shares of Common Stock with an estimated present value of $254,918 based upon a market price of the Common Stock of $22.25 per share, which was the closing price of the Common Stock on the NYSE on February 28, 2014, the last trading day prior to the effective date of the Lefkowitz Separation Agreement;

(vi)                              an aggregate cash payment of $763,021 for all vested and unvested stock units and future cash contributions pursuant to the Deferred Retirement Compensation Award granted to Mr. Lefkowitz on January 2, 2013; and

(vii)                           the continuation of health insurance coverage through the end of his unexpired employment period. The value of such benefits at March 31, 2014 is estimated to be approximately $131,000.

Pursuant to the Lefkowitz Separation Agreement, all cash amounts payable to Mr. Lefkowitz shall be paid on October 1, 2014.

Roger W. Thomas - Employment and Separation Agreements.  On July 1, 1999, the Company and Roger W. Thomas amended and restated Mr. Thomas’ employment agreement with the Company and on December 9, 2008, the Company and Mr. Thomas amended his employment agreement to comply with the requirements of Section 409A (as so amended, the “Amended and Restated Thomas Agreement”). The terms and conditions of the Amended and Restated Thomas Agreement are generally similar to those of the Amended and Restated Lefkowitz Agreement, except that Mr. Thomas’ annual base salary for 2013 and 2014 was $370,000.  On March 1, 2014, the Company and Mr. Thomas entered into a Settlement and General Release Agreement (the “Thomas Separation Agreement”) that provided for Mr. Thomas’ separation from the Company effective as of March 31, 2014.

The Thomas Separation Agreement provides that Mr. Thomas shall receive the following compensation in connection with his separation from the Company:

(i)                                     an aggregate cash payment of $2,500,000 fixed by the Amended and Restated Thomas Agreement;

(ii)                                  reimbursement of $140,000 of expenses incurred prior to the date of termination;

(iii)                               immediate vesting of 41,000 unvested shares of restricted Common Stock, which were issued to Mr. Thomas on January 2, 2013, with an estimated present value of $912,250 based upon a market price of the Common Stock of $22.25 per share, which was the closing price of the Common Stock on the NYSE on February 28, 2014, the last trading day prior to the effective date of the Thomas Separation Agreement;

(iv)                              an aggregate cash payment for unpaid dividend equivalent rights in respect of the 41,000 unvested shares of restricted Common Stock, which were issued to Mr. Thomas on January 2, 2013, equal to $73,800;

(v)                                 vesting of 132 performance shares and discretionary acceleration and vesting of 528 unvested performance shares and related dividend equivalent payments which were issued to Mr. Thomas on January 2, 2013 under the TSR Awards payable in 33,605 shares of Common Stock with an estimated present value of $747,711 based upon a market price of the Common Stock of $22.25 per share, which was the closing price of the Common Stock on the NYSE on February 28, 2014, the last trading day prior to the effective date of the Thomas Separation Agreement;

(vi)                              an aggregate cash payment of $476,888 for all vested and unvested stock units and future cash contributions pursuant to the Deferred Retirement Compensation Award granted to Mr. Thomas on January 2, 2013;

(vii)                           $300,000 for consulting services to be performed by Mr. Thomas for the Company for the period April 1, 2014 through September 30, 2014; and

(viii)                        the continuation of health insurance coverage through the end of his unexpired employment period after September 30, 2014. The value of such benefits at March 31, 2014 is estimated to be approximately $148,000.

Pursuant to the Thomas Separation Agreement, all cash amounts payable to Mr. Thomas shall be paid on October 1, 2014.

Anthony Krug At-Will Employment.  On October 10, 2012, the Company appointed Anthony Krug as its Chief Accounting Officer. Effective April 1, 2014, Mr. Krug was appointed Acting Chief Financial Officer. Mr. Krug serves as an at-will employee and has not entered into an employment agreement with the Company.

Potential Payments Upon Termination or Change In Control

The following table sets forth information regarding approximate amounts payable to each of Mr. Hersh pursuant to his employment agreement (other than compensation earned, but not yet paid in 2014), assuming that his employment has been terminated or in the event of a change in control as of December 31, 2013 and that the payments are not subject to deferral in order to comply with Section 409A. As described under “Employment Contracts; Potential Payments Upon Termination or Change in Control—Barry Lefkowitz” and “Employment Contracts; Potential Payments Upon Termination or Change in Control—Roger Thomas “ in this Proxy Statement, Messrs. Lefkowitz and Thomas each resigned as officers and employees of the Company effective as of March 31, 2014. The Company and Messrs. Lefkowitz and Thomas mutually determined to treat their resignations as the equivalent of a resignation for “good reason” or a termination “without cause” under their respective employment agreements. Accordingly, the severance benefits presented in the table below for Messrs. Lefkowitz and Thomas represent the actual amounts paid to them pursuant to the Lefkowitz Separation Agreement and Thomas Separation Agreement, respectively, in each case calculated as of March 1, 2014, the effective date of their respective separation agreements.  Because Mr. Krug does not have an employment agreement with the Company, he is not entitled to any such amounts payable in the event he is terminated or in the event of a change in control.

Name	Payments upon termination by Company without cause, by executive for good reason or due to death or disability of executive(1)		Payments upon a change in control(1)	Payments upon termination by the executive for any reason within six months of a change in control(1)
Mitchell E. Hersh President and Chief Executive Officer	$16,003,871	(2)	—	$16,003,871	(2)
Barry Lefkowitz Former Executive Vice President and Chief Financial Officer	$5,360,381	(3)	—	—
Roger W. Thomas Former Executive Vice President, General Counsel and Secretary	$5,298,649	(4)	—	—

(1)                                 The terms “cause,” “good reason” (which includes without limitation a termination by the Company within six (6) months of a change in control), “disability” and “change in control” have the meanings ascribed to such terms in the respective employment agreements of Messrs. Hersh, Lefkowitz and Thomas (as summarized above).

(2)                                 Amount includes: (i) an aggregate cash payment of $8,000,000; (ii) immediate vesting of 210,000 unvested shares of restricted Common Stock valued at $4,510,800 and $315,000 in related dividend equivalent payments; (iii) immediate vesting of 675 unvested performance shares valued at $675,000 and $47,138 in related dividend equivalent payments; (iv) $2,378,933 in deferred retirement compensation award payments; and (v) the continuation of health insurance coverage through the end of his unexpired employment period valued at approximately $77,000.

(3)                            Amount includes: (i) an aggregate cash payment of $2,500,000; (ii) immediate vesting of 68,667 unvested shares of restricted Common Stock valued at $1,527,841 and $123,601 in related dividend equivalent payments; (iii) immediate vesting of 225 unvested performance shares and related dividend equivalent payments in the form of 11,457 shares of Common Stock valued at $254,918; (iv) $763,021 in deferred retirement compensation award payments; (v) $60,000 in expense reimbursement; and (vi) the continuation of health insurance coverage through the end of his unexpired employment period valued at approximately $131,000.

(4)                                 Amount includes: (i) an aggregate cash payment of $2,500,000; (ii) immediate vesting of 41,000 unvested shares of restricted Common Stock valued at $912,250 and $73,800 in related dividend equivalent payments; (iii) vesting of 132 performance shares and discretionary acceleration and vesting of 528 unvested performance shares and related dividend equivalent payments in the form of 33,605 shares of Common Stock valued at $747,711; (iv) $476,888 in deferred retirement compensation award payments; (v) $300,000 for consulting services; (vi) $140,000 in expense reimbursement; and (vii) the continuation of health insurance coverage through the end of his unexpired employment period from September 30, 2014 valued at approximately $148,000.

COMPENSATION OF DIRECTORS

Directors’ Fees.  In 2013, each non-employee director was paid an annual fee of $60,000, plus $1,500 for attendance at, or telephonic participation in, any board or Committee meeting. The Chairmen of each of the Audit Committee, the Executive Committee, the Nominating and Corporate Governance Committee and the Compensation Committee were paid an additional annual fee of $15,000. The Company does not pay director fees to employee directors, who in fiscal 2013 consisted of Mitchell E. Hersh. Each director also was reimbursed for expenses incurred in attending board and committee meetings. For fiscal year 2013, the Company’s non-employee directors received directors’ fees or fee equivalents (see “Compensation of Directors—Directors’ Deferred Compensation Plan” below) in the amounts set forth in the table below.

Directors’ Deferred Compensation Plan.  Pursuant to the Amended and Restated Directors’ Deferred Compensation Plan, originally effective as of January 1, 1999 (the “Directors’ Deferred Compensation Plan”), each non-employee director is entitled to defer all or a specified portion of the annual fee to be paid to such director. The account of a director who elects to defer such compensation under the Directors’ Deferred Compensation Plan is credited with the hypothetical number of stock units, calculated to the nearest thousandths of a unit, determined by dividing the amount of cash compensation deferred on the quarterly deferral date by the closing market price of the Common Stock on such quarterly deferral date. Any stock dividend declared by the Company on Common Stock results in a proportionate increase in units in the director’s account as if such director held shares of Common Stock equal to the number of units in such director’s account. Payment of a director’s account may only be made in a lump sum in shares of Common Stock equal to the number of units in a director’s account after either the director’s service on the Board of Directors has terminated or there has been a change in control of the Company. In 2013, the director accounts of Nathan Gantcher, David S. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese and Roy J. Zuckerberg elected to receive a portion of their cash fees earned in 2013 in the form of deferred stock units. On December 9, 2008, the Directors’ Deferred Compensation Plan was amended and restated to conform to the requirements of Section 409A of the Code.

Directors’ Stock Incentive Plans.  The Company has one equity compensation plan pursuant to which equity compensation awards to non-employee members of the Board of Directors may be made: the 2013 Plan. Pursuant to the 2013 Plan, each non-employee director is automatically granted a non-qualified option to purchase 5,000 shares of Common Stock in connection with the director’s initial election or appointment to the Board of Directors. These grants under the 2013 Plan are made at an exercise price equal to the “fair market value” (as defined under the 2013 Plan) at the time of the grant of the shares of Common Stock subject to such option. The Compensation Committee may make additional discretionary option grants to eligible directors, consistent with the terms of the 2013 Plan. The Board of Directors may amend, suspend or terminate the 2013 Plan at any time, except that any amendments that would constitute a material revision to the 2013 Plan must be submitted for stockholder approval pursuant to applicable NYSE rules. In 2013, 34,074 shares of restricted Common Stock were granted to the non-employee members of the Board of Directors pursuant to the 2013 Plan.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(3)	Total($)
William L. Mack	87,000	79,998	(4)	22,196	189,194
Alan S. Bernikow	94,500	79,998	(5)	—	174,498
Kenneth M. Duberstein	75,000	79,998	(6)	—	154,998
Nathan Gantcher	81,000	79,998	(7)	28,111	189,109
David S. Mack	66,000	79,998	(8)	19,514	165,512
Alan G. Philibosian	91,500	79,998	(9)	16,359	187,857
Irvin D. Reid	75,000	79,998	(10)	28,823	183,821
Vincent Tese	91,500	79,998	(11)	33,557	205,055
Roy J. Zuckerberg	81,000	79,998	(12)	28,111	189,109
TOTAL:	742,500	719,982		176,671	1,639,153

(1)                                 Of the cash fees earned or paid to Nathan Gantcher, David S. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese and Roy J. Zuckerberg in 2013, the following amounts were paid for cash fees earned in 2013 and paid in deferred stock units in lieu of cash pursuant to elections made by each such director: $60,000, $60,000, $37,500, $60,000, $75,000 and $60,000 for Messrs. Gantcher, Mack, Philibosian, Reid, Tese and Zuckerberg, respectively.

(2)                                 On December 10, 2013, each non-employee member of the Board of Directors was granted 3,786 shares of restricted Common Stock. The grant date fair value of these shares calculated in accordance with ASC 718 was $21.13 per share. In 2002, the Company adopted the provisions of ASC 718, and in 2006, the Company adopted the amended guidance. For a discussion of the Company’s accounting treatment of its equity compensation awards, see Note 2: Significant Accounting Policies—Stock Compensation, to the Company’s financial statements beginning on page 89 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(3)                                 Deferred stock units awarded to William L. Mack, Nathan Gantcher, David S. Mack, Alan G. Philibosian, Irvin D. Reid, Vincent Tese and Roy J. Zuckerberg in 2013 include quarterly deemed stock dividends earned in 2013 on cumulative deferred stock units under the Mack-Cali Realty Corporation Deferred Compensation Plan for Directors in the amounts of $22,196, $28,111, $19,514, $16,359, $28,823, $33,557 and $28,111 for Messrs. Mack, Gantcher, Mack, Philibosian, Reid, Tese and Zuckerberg, respectively.

(4)                                 As of December 31, 2013, Mr. Mack had 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(5)                                 As of December 31, 2013, Mr. Bernikow had vested options to purchase 5,000 shares of Common Stock and 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(6)                                 As of December 31, 2013, Mr. Duberstein had vested options to purchase 5,000 shares of Common Stock and 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(7)                                 As of December 31, 2013, Mr. Gantcher had 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(8)                                 As of December 31, 2013, Mr. Mack had vested options to purchase 5,000 shares of Common Stock and 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(9)                                 As of December 31, 2013, Mr. Philibosian had 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(10)                          As of December 31, 2013, Dr. Reid had 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(11)                          As of December 31, 2013, Mr. Tese had 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

(12)                          As of December 31, 2013, Mr. Zuckerberg had 6,951 unvested shares of restricted Common Stock, including 3,165 shares that vested on January 1, 2014.

Compensation Risk Assessment

In setting compensation, the Compensation Committee considers the risks to our stockholders and to achievement of our goals that may be inherent in our compensation programs. At the direction of the Compensation Committee, we conducted a risk assessment of our compensation programs, including our executive compensation programs. The Compensation Committee and its Compensation Consultant reviewed and discussed the findings of this assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent employees to take unnecessary or excessive risks. Although a significant portion of our executive’s compensation is performance-based and “at-risk,” we believe our executive compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect on the Company. We considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•                  We set flexible performance criteria that we believe are reasonable in light of past performance and market conditions, and we use a variety of performance metrics (including, without limitation, strength of our balance sheet, FFO growth, occupancy and leasing rates and completion of successful debt and equity offerings) that we believe correlate to long-term creation of stockholder value and that are affected by management decisions;

•                  We use restricted stock rather than stock options for equity awards because restricted stock retains value even in a depressed market so that executives are less likely to take unreasonable risks to cause options to become or remain “in-the-money;”

•                  We provide a significant portion of long-term incentive compensation in the form of Multi-Year Performance Awards. The amounts ultimately earned under the awards are tied to how we perform over a five to seven year period, which focuses management on sustaining our long-term performance;

•                  Assuming achievement of at least a minimum level of performance, payouts under our performance-based awards may result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•                  The Compensation Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts; and

•                  Through providing a significant portion of each executive’s annual compensation in the form of restricted stock and providing a minimum holding period, our executives have built sizable holdings of equity in the Company, which aligns an appropriate portion of their personal wealth to our long-term performance.

In sum, we believe our executive compensation program is structured so that (i) we maintain a conservative risk profile that maintains the Company’s low leverage, consistently strong stockholder returns, and long-term results; (ii) we avoid the type of disproportionately large short-term incentives that could encourage executives to take risks that may not be in our long-term interests; (iii) we provide incentives to manage for long-term performance; and (iv) a considerable amount of wealth of our executives is tied to our long-term success. We believe this combination of factors encourages our executives to manage the Company in a prudent manner. The Compensation Committee specifically considered compensation risk implications during its deliberations on the 2013 Performance Criteria.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2013, relating to equity compensation plans of the Company (including individual compensation arrangements) pursuant to which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity Compensation Plans Approved by Stockholders	424,294	(2)	$40.54	(3)	4,499,298
Equity Compensation Plans Not Approved by Stockholders(1)	136,440		N/A		N/A	(4)
Total	560,734		N/A		4,499,298

(1)                                 The only plan included in the table that was adopted without stockholder approval was the Directors’ Deferred Compensation Plan, the material features of which are summarized under “Compensation of Directors—Directors’ Deferred Compensation Plan.”

(2)                                 Includes 409,294 shares of restricted Common Stock.

(3)                                 Weighted-average exercise price of outstanding options; excludes restricted Common Stock.

(4)                                 The Directors’ Deferred Compensation Plan does not limit the number of stock units issuable thereunder, but applicable SEC and NYSE rules restricted the aggregate number of stock units issuable thereunder to one percent (1%) of the Company’s outstanding shares when the plan commenced on January 1, 1999.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices with respect to our named executive officers. We are providing this vote as required by Section 14A of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Board of Directors believes that the overall design and function of the Company’s executive compensation program is appropriate and effective in aligning the interests of management and the Company’s stockholders and that management is properly incentivized to manage the Company in a prudent manner. Accordingly, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the named executive officers of the Company, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s executive compensation program. Broker non-votes (as described under the “Solicitation and Voting Procedures—Voting Procedure” section on page 2 of this proxy statement) are not entitled to vote on these proposals and will not be counted in evaluating the results of such vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent registered public accountants for the fiscal year ended December 31, 2013, and has been appointed by the Audit Committee to continue as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014. In the event that ratification of this appointment of the Company’s independent registered public accountants is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of the Company’s independent registered public accountants will be reconsidered by the Audit Committee. Unless marked to the contrary, proxies received will be voted for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Your ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014 does not preclude the Board of Directors from terminating its engagement of PricewaterhouseCoopers LLP and retaining a new independent registered public accounting firm if it determines that such an action would be in the best interests of the Company. If the Company elects to retain a new independent registered public accounting firm, such independent registered public accountants will be another “Big 4” accounting firm.

The Company was billed for professional services rendered in 2013 by PricewaterhouseCoopers LLP, the details of which are disclosed below.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accountants (subject, if applicable, to stockholder ratification). The Audit Committee is directly responsible for the compensation and oversight of the work of the Company’s independent registered public accountants (including resolution of disagreements between management and the Company’s independent registered public accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Company’s independent registered public accountants are engaged by, and report directly to, the Audit Committee.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X, all of which are approved by the Audit Committee prior to the completion of the audit. In the event pre-approval for such auditing services and permitted non-audit services cannot be obtained as a result of inherent time constraints in the matter for which such services are required, the Chairman of the Audit Committee has been granted the authority to pre-approve such services, provided that the estimated cost of such services on each such occasion does not exceed $75,000, and the Chairman of the Audit Committee reports for ratification such pre-approval to the Audit Committee at its next scheduled meeting. The Audit Committee has complied with the procedures set forth above, and has otherwise complied with the provisions of its charter.

Audit Fees

The aggregate fees and expenses incurred by the Company and its consolidated subsidiaries for fiscal years ended December 31, 2013 and 2012 for professional services rendered by PricewaterhouseCoopers LLP in connection with (i) the audit of the Company’s annual financial statements; (ii) the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30; (iii) consents and comfort letters issued in connection with debt and equity offerings and registration statements; and (iv) services provided in connection with statutory and regulatory filings or engagements, including attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002, were $934,500 and $945,900, respectively.

Audit-Related Fees

The aggregate fees and expenses incurred by the Company for the fiscal years ended December 31, 2013 and 2012 for assurance and related services rendered by PricewaterhouseCoopers LLP in connection with (i) the performance of the audit or review of the Company’s financial statements, including 401(k) plan audits; (ii) due diligence assistance; and (iii) assistance with compliance with Section 404 of the Sarbanes-Oxley Act of 2002 were $0 and $762,918, respectively. The $762,918 incurred for the fiscal year ended December 31, 2012 was for accounting due diligence fees related to the Roseland transactions.

Tax Fees

The aggregate fees incurred by the Company for fiscal years ended December 31, 2013 and 2012 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were $212,000 and $175,000, respectively. These services consisted of reviewing the Company’s tax returns.

All Other Fees

There were no fees or expenses incurred by the Company for fiscal years ended December 31, 2013 and 2012 for other services rendered by PricewaterhouseCoopers LLP.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company intends to hold its 2015 annual meeting of stockholders on or about May 20, 2015. To be considered for inclusion in the Company’s notice of annual meeting and proxy statement for, and for presentation at, the annual meeting of the Company’s stockholders to be held in 2015, a stockholder proposal must be received by Gary T. Wagner, Interim Secretary, Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837-2206, no later than December 12, 2014, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Exchange Act.

The Company’s Bylaws require advance notice of any proposal by a stockholder intended to be presented at an annual meeting that is not included in the Company’s notice of annual meeting and proxy statement because it was not timely submitted under the preceding paragraph, or made by or at the direction of any member of the Board of Directors, including any proposal for the nomination for election as a director. To be considered for such presentation at the annual meeting of the Company’s stockholders to be held on or about May 20, 2015, any such stockholder proposal must be received by Gary T. Wagner, Interim Secretary, Mack-Cali Realty Corporation, no earlier than January 12, 2015 and no later than February 11, 2015, and discretionary authority may be used if untimely submitted.

ANNUAL REPORT ON FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Gary T. Wagner, Interim Secretary, Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837-2206.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies authorized pursuant to this Proxy Statement will be voted in respect thereof and in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or to promptly authorize a proxy to vote your shares by internet or telephone in accordance with the instructions on the accompanying proxy card.

By Order of the Board of Directors,

Gary T. Wagner
Interim Secretary

Annex A

MACK-CALI REALTY CORPORATION

PROPOSED CHARTER AMENDMENT

MACK-CALI REALTY CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:      The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect, consisting of Articles of Restatement filed with the Department on September 18, 2009 (the “Charter”), pursuant to Sections 2-601 et seq. of the Maryland General Corporation Law (the “MGCL”).

SECOND:                                       The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Section 1 of Article V, and inserting in lieu thereof the following new Section 1 of Article V:

Section 1.  Number of Directors.  The number of directors of the Corporation shall be eleven (11), which number may be increased or decreased pursuant to the Bylaws of the Corporation but shall never be less than the minimum number required by the MGCL.  The names of the eleven (11) current directors who shall serve until the expiration of the respective terms for which they were elected, and until their successors are duly elected and qualified, and the year in which the current term of each such director shall expire are:

Name	Year of Expiration

Mitchell E. Hersh	2015
Alan S. Bernikow	2015
Irvin D. Reid	2015
Kenneth M. Duberstein	2016
Jonathan Litt	2016
Vincent Tese	2016
Roy J. Zuckerberg	2016
Nathan Gantcher	2017
David S. Mack	2017
William L. Mack	2017
Alan G. Philibosian	2017

Each director shall serve for the term of office for which he or she is elected, and until his or her successor is duly elected and qualifies.  At each annual meeting of stockholders commencing with the annual meeting of stockholders held in 2015, the successors to the directors whose term expires at such annual meeting of stockholders shall be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

THIRD:                                                  The foregoing amendment to the Charter as set forth in these Articles of Amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH:                                     These Articles of Amendment shall be effective upon filing with the Department.

FIFTH:    The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and Chief Executive Officer, and attested to by its [Secretary] [Assistant Secretary], on this            day of           , 2014.

ATTEST:		MACK-CALI REALTY CORPORATION

		By:	(SEAL)
Name:		Name:	Mitchell E. Hersh
Title:	[Secretary] [Assistant Secretary]	Title:	President and Chief Executive Officer

A-2

Annex B

MACK-CALI REALTY CORPORATION

PROPOSED BYLAWS AMENDMENT

The Bylaws of Mack-Cali Realty Corporation as currently in effect are hereby amended by deleting therefrom in its entirety Section 2 of Article III and inserting in lieu thereof the following:

Section 2.  Number, Tenure and Qualifications.  At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law, nor more than fifteen (15).  Each director shall hold office for the term for which he is elected and until his successor is elected and qualified.

Notwithstanding the foregoing, upon the occurrence of a default in the payment of dividends on any class or series of preferred stock, or any other event, which will entitled the holders of any class or series of preferred stock to elect additional directors of the Corporation, the number of directors of the Corporation will thereupon be increased by the number of additional directors to be elected by the holders of such class or series of preferred stock, and such increase in the number of directors shall remain in effect for so long as the holders of such class or series of preferred stock are entitled to elect such additional directors.  Any such additional directors shall hold office for the time provided in the terms of the class or series of preferred stock pursuant to which such additional directors were elected.

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MACK-CALI REALTY CORPORATION

2013 ANNUAL MEETING OF STOCKHOLDERS

DATE:	May 12, 2014
TIME:	2:00 P.M.
PLACE:	HYATT REGENCY JERSEY CITY ON THE HUDSON
HARBORSIDE FINANCIAL CENTER
2 EXCHANGE PLACE
JERSEY CITY, NEW JERSEY 07302-3901

DETACH HERE

MACK-CALI REALTY CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Mitchell E. Hersh, Barry, Anthony Krug and Gary T. Wagner, or any of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Mack-Cali Realty Corporation (the “Company”) to be held at the Hyatt Regency Jersey City on the Hudson, Harborside Financial Center, 2 Exchange Place, Jersey City, New Jersey 07302-3901, on Monday, May 12, 2014, at 2:00 p.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposal numbers 1, 2, 3 and 4. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof this proxy will be voted in the discretion of the proxy holders. Any prior proxies are hereby revoked.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2014.

Our Proxy Statement, the Notice of Annual Meeting of Stockholders and Our Annual Report to Stockholders are available at http://www.mack-cali.com/investors/company_filings/

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

[GRAPHIC]

MACK-CALI REALTY CORPORATION

Proxy Voting Instructions

Your vote is important. Authorizing the proxies named herein to cast your vote in one of the three ways described on this instruction card, each of which is permitted by the Maryland General Corporation Law, votes all common shares of Mack-Cali Realty Corporation that you are entitled to vote. We urge you to promptly authorize the proxies named herein to cast your vote by:

[GRAPHIC]                                                 •  Vote-by-Internet: Log on to the Internet and go to http://www.investorvote.com/cli

[GRAPHIC]                                                 •  Vote-by-Telephone: call toll-free 1-800-652-VOTE (1-800-652-8683).

[GRAPHIC]                                                 •  Scan the QR code with your smartphone.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒                       Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4.

	FOR	WITHHELD
1. The Election of Directors:	☐	☐
For, except vote withheld from the following nominee(s):

NOMINEES FOR DIRECTOR:
01. Nathan Gantcher
02. David S. Mack
03. William L. Mack
04. Alan G. Philibosian

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
2. Approval and adoption to amend the Company’s Charter to declassify the Board of Directors and adoption of concurrent annual terms for all members of the board of Directors.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.         Advisory vote approving the compensation of our named executive officers, as such compensation is described under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the accompanying proxy statement.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014.

In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the Annual Meeting.

Any prior proxy authorized by the undersigned is hereby revoked. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the related Proxy Statement dated April [   ], 2014.

Please sign exactly as your name or names appear on the records of the Company and date. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer give full title.

Signature(s)	Date	Signature(s)	Date

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